BLACKBERRY LIMITED
2200 University Avenue East
Waterloo, Ontario
Canada
N2K 0A7
Annual Information Form
For the fiscal year ended
February 29, 2016
DATE: April 1, 2016

ANNUAL INFORMATION FORM
CERTAIN INTERPRETATION MATTERS
Unless the context otherwise requires, all references to the “Company” and “BlackBerry” include BlackBerry Limited (formerly, Research In Motion Limited) and its subsidiaries. All dollar references, unless otherwise noted, are in United States dollars.
BlackBerry®, BBM™, QNX®, Good® and related trademarks, names and logos are the property of BlackBerry Limited and are registered and/or used in the United States and countries around the world. All other trademarks are the property of their respective owners.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Annual Information Form (“AIF”) contains forward-looking statements within the meaning of certain securities laws, including under the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements relating to:

•
the Company’s plans, strategies and objectives, including the anticipated benefits of its strategic initiatives described below, and the anticipated opportunities and challenges for the Company in fiscal 2017;

•
the Company’s expectations regarding anticipated demand for, and the timing of, new product and service offerings, and the Company’s plans and expectations relating to its existing and new product and service offerings, including BlackBerry Enterprise Service (“BES”) 12, the Good® Secure EMM Suites, BlackBerry smartphones, and the cloud-based BlackBerry Internet of Things platform (the “BlackBerry IoT Platform”), including software products offered by the Company’s wholly-owned subsidiary, QNX Software Systems Limited (“QNX”);

•
the Company’s expectations regarding the generation of revenue from its software, services and other technologies, including subscription-based licensing, as well as its expectations regarding the ability of such revenues to offset declining service access fees; and

•	the Company’s expectations regarding implementing a new enterprise resource planning software system.

The words “expect”, “anticipate”, “estimate”, “may”, “will”, “should”, “could”, “intend”, “believe”, “target”, “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate in the circumstances, including but not limited to, the Company’s expectations regarding its business, strategy, opportunities and prospects, including its ability to implement meaningful changes to address its business challenges, the launch of new products and services, general economic conditions, product pricing levels and competitive intensity, supply constraints, and the Company’s expectations regarding the cash flow generation of its business and the sufficiency of its financial resources. Many factors could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the risks and uncertainties facing the Company which are described in the “Risk Factors” section of this AIF.
Any statements that are forward-looking statements are intended to enable the Company’s shareholders to view the anticipated performance and prospects of the Company from management’s perspective at the time such statements are made, and they are subject to the risks that are inherent in all forward-looking statements, as described above. These forward-looking statements are made by the Company in light of its experience, its perception of historical and anticipated business trends, existing conditions in the business at the time and anticipated future developments, including competition and new product initiatives and expected timing, as well as the Company’s current assessments of the risk factors that affect its business, including those identified in this AIF, and the likely success of mitigation strategies relating to such factors. These forward-looking statements are subject to the inherent risk of difficulties in forecasting the Company’s financial results and performance for future periods, particularly over longer periods, given the ongoing transition in the Company’s business strategy and the rapid technological changes, evolving industry standards, intense competition and short product life cycles that characterize the mobile communications industry. These difficulties in forecasting the Company’s financial results and performance are magnified at the present time given the uncertainties related to the strategic initiatives described in this AIF. These factors should be considered carefully, and readers should not place undue reliance on the Company’s forward-looking statements. The Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

CORPORATE STRUCTURE
The Company
The Company was incorporated under the Business Corporations Act (Ontario) (“OBCA”) on March 7, 1984 and commenced operations at that time. The Company has amalgamated with several of its wholly-owned subsidiaries, the last amalgamation occurring through the filing of articles of amalgamation under the OBCA on November 4, 2013. The Company’s registered and principal business office is 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7, telephone: (519) 888-7465, fax: (519) 888-6906.
Inter-corporate Relationships
The Company has five material subsidiaries, all of which are wholly-owned, directly or indirectly, by the Company.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
BlackBerry Corporation	Delaware, U.S.A.
BlackBerry UK Limited	England and Wales
BlackBerry Singapore Pte. Limited	Singapore
Good Technology Corporation	Delaware, U.S.A.
QNX Software Systems Limited	Ontario, Canada
GENERAL DEVELOPMENT OF THE BUSINESS
Product and business developments that have influenced the general development of the Company’s business over the last three fiscal years are as follows:
Fiscal 2016:
Significant Acquisition

•
On October 30, 2015, the Company, through its wholly-owned subsidiary, BlackBerry Corporation, acquired all of the issued and outstanding shares of Good Technology Corporation (“Good”), a provider of secure mobility solutions, including secure applications and containerization that protects end user privacy. The aggregate consideration paid by the Company was approximately $417 million and consisted of (i) the payment of approximately $328.4 million in cash to existing shareholders of Good, and (ii) the payment of approximately $88.6 million to existing debtholders of Good. The Company financed the acquisition from its own cash and investment balances. The Company filed a Business Acquisition Report (on Form 51-102F4) in respect of this acquisition.

Other Acquisitions

•	Acquired AtHoc, Inc. (“AtHoc”), a provider of secure, networked crisis communications;

•	Acquired WatchDox Ltd. (“WatchDox”), a data security company offering secure enterprise file-sync-and-share (“EFSS”) solutions; and

•
Acquired Encription Holdings Limited and Encription Ireland Limited (“Encription”), a cybersecurity consulting firm providing industry-leading assessments in penetration testing and security training services.

Products, Services and Approvals

•	Launched the PRIV smartphone, running on the Android™ operating system;

•	Announced the new Good Secure EMM Suites by BlackBerry, a comprehensive set of mobile security, management, productivity and collaboration offerings;

•	Announced the launch of a new Professional Cybersecurity Services practice that will further expand the Company’s security portfolio;

•	Announced the new voice encryption solution SecuSUITE for Enterprise;

•	Announced BES12 Cloud, a cloud-based enterprise mobility management (“EMM”) solution that offers easy management of cross-platform devices;

•	Obtained the approval of the United States Department of Defense (“DoD”) for the use of Public Key Infrastructure credentials on BlackBerry OS and BlackBerry 10 smartphones;

•	Unveiled a new QNX software platform to enable automotive companies to build a full range of secured automated driving systems and in-car acoustics; and

•	Showcased at the Consumer Electronics Show an IoT over-the-air software platform, as well as BlackBerry Radar, an asset tracking device and software interface.

Joint Ventures, Partnerships and Other Agreements

•	Entered into a long-term patent cross-licensing agreement with Cisco;

•	Entered into a joint development and manufacturing agreement with Wistron Corporation;

•	Announced a new partnership with T-Mobile US, Inc. to bring the BlackBerry Classic to T-Mobile’s network;

•	Announced the planned integration of Samsung KNOX™ with WorkLife by BlackBerry and SecuSUITE; and

•
Announced the availability of the Company’s multi-OS EMM platform in the Microsoft Azure Marketplace, allowing customers full access to their BES12 licenses while benefiting from the Microsoft cloud architecture.

Financial Highlights

•	Achieved positive free cash flow and positive adjusted EBITDA in each of the quarters in fiscal 2016;

•	Achieved non-GAAP revenue of approximately $527 million from software and services for the year;

•	Commenced a normal course issuer bid to purchase up to 27 million common shares of the Company; and

•
Commenced the resource alignment program (the “Resource Alignment Program”) with the objectives of reallocating Company resources to capitalize on growth opportunities, providing the operational ability to better leverage contract research and development services relating to its handheld devices, and reaching sustainable profitability.

Director and Executive Officer Appointments

•
Appointed the Honourable Wayne G. Wouters, PC, an executive leader in government relations, strategic leadership, international trade and economic policy, to the board of directors of the Company (the “Board”);

•	Appointed Laurie Smaldone Alsup, M.D., an executive leader in drug development, regulatory strategy, and regulatory approvals in the pharmaceutical and biotechnology industries, to the Board; and

•	Appointed Carl Wiese as President of Global Sales of the Company.
Fiscal 2015:
Acquisitions

•	Acquired Secusmart GmbH (“Secusmart”), a leader in high-security voice and data encryption and anti-eavesdropping solutions; and

•	Acquired Movirtu Limited (“Movirtu”), a provider of virtual identity solutions for mobile operators.

Products, Services and Approvals

•	Launched BES12, a cross-platform EMM solution by BlackBerry;

•	Launched four new BlackBerry 10 smartphones, including the Classic, Passport, Z3 and the Porsche Design P’9983;

•
Unveiled the BlackBerry IoT Platform, initially targeting the automotive and asset tracking industries, by combining technology from QNX, with BlackBerry’s secure network infrastructure and device lifecycle management software;

•	Announced new value-added enterprise solutions, including BlackBerry Blend, WorkLife by BlackBerry, Enterprise Identity by BlackBerry and VPN Authentication by BlackBerry;

•	Launched BBM Protected;

•	Launched a substantial software update for BlackBerry 10 smartphones (version 10.3.1);

•	Announced that BES10 and BES12 would be available as a hosted service through third-party partners worldwide;

•	Received Security Technical Implementation Guide approval from the U.S. Defense Information Systems Agency (“DISA”) for Secure Work Space for iOS® and Android; and

•	Provided for mobile device management (“MDM”) companies to directly manage devices with the BlackBerry 10 operating system.

Joint Ventures, Partnerships and Other Agreements

•	Announced a partnership with Amazon making approximately 240,000 Android applications available to BlackBerry users through the Amazon.com Inc. (“Amazon”) Appstore;

•	Announced that the Company is working with Google Inc. (“Google”) to enable BES12 to manage devices equipped with Android for Work™;

•	Announced a strategic partnership with Samsung Electronics Co., Ltd. (“Samsung”) to provide an end-to-end secure solution that brings together BES12 with Samsung KNOX; and

•	Announced an investment in healthcare information technology leader NantHealth LLC and collaboration on the development of integrated clinical systems that facilitate the delivery of medical care.

Financial Highlights

•	Achieved the Company’s target of break-even cash flow results in the third quarter of fiscal 2015, one quarter sooner than anticipated;

•	Completed the divestiture of the majority of the Company’s real estate holdings in Canada; and

•	Completed the Cost Optimization and Resource Efficiency program in the fourth quarter of fiscal 2015.

Director and Executive Officer Appointments

•	Appointed Mike Daniels, a leading expert in cyber security with extensive experience in the U.S. government and the private sector, to the Board; and

•
Appointed Dr. Sandeep Chennakeshu as President of the Business Technology Solutions (“BTS”) unit, Marty Beard as Chief Operating Officer; Nita White-Ivy as Executive Vice President, Human Resources and Billy Ho as Executive Vice President, Enterprise Products and Value Added Solutions.

Fiscal 2014:
Strategic Review Process, Debenture Financing, Business Transition and Organizational Changes

•	Announced on August 12, 2013, the formation of a Special Committee by the Board to explore strategic alternatives to enhance value and increase scale to accelerate BlackBerry 10 deployment;

•
Announced on September 23, 2013, that the Company had signed a letter of intent (the “LOI”) with Fairfax Financial Holdings Limited (“Fairfax”), a Canadian company founded by V. Prem Watsa, under which a consortium to be led by Fairfax proposed to acquire the Company;

•
Announced on November 4, 2013, that in lieu of the transaction contemplated by the LOI, the Company had entered into an agreement pursuant to which Fairfax and other institutional investors would subscribe for $1 billion aggregate principal amount of 6% unsecured subordinated convertible debentures due 2020, with an option to purchase an additional $250 million principal amount of debentures (collectively, the “Debentures”). The announcement of this financing marked the conclusion of the strategic review process previously announced by the Board. The initial $1 billion investment of Debentures was completed on November 13, 2013, and the option to purchase the additional $250 million of Debentures was completed on January 16, 2014 (collectively, the “Debenture Financing”);

•	The Debenture Financing resulted in the following changes to the Board and management team:

•	appointment of John Chen as Executive Chair of the Board and Interim Chief Executive Officer,

•	appointment of V. Prem Watsa as Lead Director of the Board and Chair of the Compensation, Nomination and Governance Committee, and

•	resignations of Thorsten Heins as Chief Executive Officer and a director, and David Kerr as a director;

•	Announced the Company’s plan to transition the business to focus on four areas: the Devices business, Enterprise Services, the QNX Embedded business (now part of the BTS unit) and Messaging; and

•	Announced further management and Board changes as part of the reorganization of BlackBerry including:

•	appointment of James Yersh as Chief Financial Officer (replacing Brian Bidulka),

•	appointment of Eric Johnson as President, Global Sales,

•	appointment of Ron Louks as President, Devices and Emerging Solutions,

•	appointment of James S. Mackey as Executive Vice President, Corporate Development and Strategic Planning,

•	appointment of John Sims as President, Global Enterprise Services,

•	resignations of Kristian Tear as Chief Operating Officer and Frank Boulben as Chief Marketing Officer, and

•	resignation of Roger Martin from the Board.

Joint Ventures, Partnerships and Other Agreements

•	Announced a joint device development and manufacturing agreement with Foxconn Technology Group (“Foxconn”).

Products, Services and Approvals

•
Announced a new BES pricing and licensing structure (Silver and Gold) and a new EZ pass program that enabled customers to move from BES and competitors’ MDM programs to BES10 or BES12 at the Silver level of service for free (the program ceased at the end of December 2014);

•	Launched updates to BES10 (versions 10.1 and 10.2) and launched software updates for BlackBerry 10 smartphones (versions 10.1, 10.2 and 10.2.1);

•	Delivered four BlackBerry 10 smartphones, including the Q10, Q5, Z30 and the Porsche Design P’9982, as well as the 9720 to support the BlackBerry 7 market;

•	Launched BlackBerry Messenger (“BBM”) and BBM Voice for Android and iOS smartphones;

•	Launched BBM Channels for the BlackBerry 10 platform, and subsequently for Android and iOS;

•
Announced that DISA had given BlackBerry Z10 and Q10 smartphones with BES10 the Authority to Operate (“ATO”) on DoD networks, being the first MDM provider to obtain an ATO and announced that BlackBerry had become the first mobility solution to receive Full Operational Capability (“FOC”) to run on DoD networks; and

•	Launched Secure Work Space for iOS and Android.

Other

•	Announced the change of the Company’s name from Research In Motion Limited to BlackBerry Limited.

NARRATIVE DESCRIPTION OF THE BUSINESS
Overview
The Company is securing a connected world, delivering innovative solutions across the entire mobile ecosystem and beyond. The Company secures the world’s most sensitive data across all endpoints – from cars to smartphones – making the mobile-first enterprise vision a reality. Founded in 1984 and based in Waterloo, Ontario, the Company operates offices in North America, Europe, Middle East and Africa, Asia Pacific and Latin America. The Company’s common shares are listed on the NASDAQ Global Select Market (“NASDAQ”) (NASDAQ: BBRY) and the Toronto Stock Exchange (“TSX”) (TSX: BB), and its Debentures are listed on the TSX (TSX: BB.DB.U).
The Mobile Communications Industry
Improvements in wireless network infrastructure and the rapid proliferation of mobile devices and applications in recent years are transforming the way that enterprises and individuals communicate and collaborate. In the enterprise, the mobile platform is becoming the primary computing platform and users now expect to be as productive on their mobile devices as they are on their desktop and laptop computers, with secure, reliable access to their data, applications and services. Enterprises are increasingly embracing mobility strategies by deploying devices internally and by enabling mobile-first interactions with external business partners and customers. In implementing these mobility strategies, organizations demand solutions that deliver a rich, flexible user experience without compromising on centralized management or enterprise-grade security.
Security is increasingly important in the mobile environment, with cybercriminals developing ever more sophisticated methods of gaining access to sensitive intellectual property and personal information. Recent data breaches have exposed the potential for hacking to cause significant financial and reputational damage and even to threaten national security. Enterprises, and governments in particular, require hardware and software that can protect their data, ensure privacy and demonstrate compliance with applicable security regulations.
From a hardware perspective, the enterprise market for smartphones has become increasingly characterized by a combination of enterprise-deployed devices and devices that are purchased by consumers and also used in the enterprise environment, commonly referred to as the Bring Your Own Device or BYOD model. Consumer device offerings are chosen by the individual user based on cost and an affinity for a certain user interface, form factor, and specific supported software features or capabilities, including third-party applications. These consumer devices are supported in the enterprise environment by information technology (“IT”) departments for access to corporate messaging and applications. As the market has evolved, IT departments now look for enterprise mobility solutions that can handle a variety of devices and a range of deployment models.
From a software perspective, EMM software solutions designed for centralized administration by enterprise IT departments typically include on-premise software products or cloud-based services that are deployed in conjunction with corporate messaging and application services. These products are used to manage and secure both company-issued and personally-owned devices within the enterprise environment. As this market continues to mature, these solutions have expanded beyond device management to include enhanced mobile enterprise applications and secure collaboration features.
Recently the “Internet of Things” or “IoT” has also emerged as a driving force for the expansion of new wireless applications, with many mobile communications industry participants establishing relationships, practices and partnerships focused around communication between devices. As the IoT continues to develop, companies enabling these connected devices will be faced with many of the same challanges faced by enterprises enabling devices in their workplaces.
Strategy
The Company’s operating unit organizational structure consists of the Devices business, Enterprise Solutions and Services (which includes the Company’s newest practice, Professional Cybersecurity Services), BTS, and Messaging. Across all businesses, BlackBerry products and services are widely recognized in the market for productivity and security, and the Company believes that it delivers the most secure end-to-end mobile enterprise solutions in the market.  With these core strengths, the Company’s broad portfolio of products and services is focused on serving enterprise customers, particularly in regulated industries and select vertical markets, including government, financial services, legal and healthcare.
The Company has been executing a strategy to leverage its strengths in mobility management and security to refocus its business in the Enterprise Solutions and Services space, while maintaining a presence in the highly competitive smartphone and devices market. This strategy includes increasing the Company’s product and service offerings through strategic acquisitions and targeted growth in internal investments. The Company’s goal is to maintain its market leadership in the enterprise mobility segment by continuing to extend the functionality of its enterprise software infrastructure beyond EMM, to offer the most comprehensive and secure mobile platform and, on top of this extensive foundation, deliver vertical solutions and endpoint management in the IoT.
BlackBerry has aligned its businesses and operations around the following areas to drive greater efficiency and speed in bringing new offerings to market, while optimizing assets and capabilities across all businesses in support of the Company’s overall strategy and financial objectives.
Devices
Although the Company is refocusing its business on Enterprise Solutions and Services, the Devices business has historically been the focus of the Company’s operations, with the innovative and secure range of BlackBerry smartphones and other devices. The BlackBerry brand, design, security and other product features continue to have significant appeal to a wide range of smartphone users, particularly in the enterprise space. The Company’s Devices business strategy is focused on delivering smartphones that meet the needs of the modern user, including protecting personal privacy while enabling the user to securely conduct business. In support of this strategy, in fiscal 2016 the Company launched the PRIV, an Android-based device with strong security and privacy features and support of the full Android application ecosystem. The Company also offers and supports devices using the BlackBerry 10 operating system, the gold standard for mobile security, including the Classic, Passport and Leap.
Enterprise Solutions and Services
Security, reliability, productivity and collaboration are hallmark strengths of the Company’s platform and are instrumental to the Company’s success in the enterprise market. The Company intends to continue to strategically focus on regulated industries that rely on stringent security needs, as well as on the government market where the Company is the only MDM provider to obtain both ATO and FOC status with the DoD. The Company also intends to maintain and strengthen its position as an EMM leader by continuing to enhance its enterprise software offerings and long-term product strategy.
With the acquisitions of Good and Watchdox in fiscal 2016, the Company has expanded its ability to offer a unified, secure mobility platform with applications and services for any mobile device on any operating system, supported by security that has been certified by governments around the world, embedded in every component of the mobility infrastructure. The Good Dynamics platform and Good Work are being integrated with BES12. The initial integrated offering is now available to customers through the Good Secure EMM Suites. This offering provides support for both mobile and desktop operating system devices including BBOS and BlackBerry 10, iOS, Android OS and Windows. As a result of the combination of the BlackBerry and Good platforms, the Company believes it has the largest installed base in the EMM market.
In addition, the Company has expanded its enterprise software portfolio through the internal development of identity management and authentication solutions, as well as through acquisitions of companies focused on security and productivity, including Movirtu and WatchDox.
The acquisition of Encription in February 2016 led to the announcement of the Company’s new Professional Cybersecurity Services practice, which will further expand the Company’s security portfolio. The Company’s new cybersecurity consulting services and tools, combined with the Company’s existing security solutions, will help customers identify the latest cybersecurity threats, develop risk appropriate mitigation strategies, implement and maintain IT security standards and techniques and defend against the risk of future attacks. This new practice will address strategic security, technical security, automotive and IoT security and detection, testing and analysis.
The acquisition of Secusmart in fiscal 2015 supported the Company’s continued focus on the government market and regulated industries. With this acquisition, the Company strengthened its secure enterprise mobility portfolio by adding a leading secure voice and text messaging solution with Secusmart’s advanced encryption and anti-eavesdropping capabilities.
The Company plans to focus on additional value-added services to further enhance its enterprise offerings.
BlackBerry Technology Solutions
The BTS business is comprised of five units: QNX, Certicom, Paratek, the BlackBerry IoT Platform, and Intellectual Property and Patent Licensing (“IPPL”). The BTS unit was created to position BlackBerry’s technology licensing businesses together under one leadership umbrella with a view to creating new revenue streams and enhancing value from the Company’s technology.
The largest BTS business unit is QNX. QNX is a global provider of operating systems, development tools, and middleware for the automotive, medical, industrial, consumer, networking, and defense markets. QNX is the recognized leader in software for automotive electronics, with products deployed in digital instrument clusters and in the infotainment and telematics systems of more than 60 million vehicles worldwide. Over 40 automotive original equipment manufacturers (“OEMs”) use QNX technology, in brands such as Audi, Bentley, BMW, Buick, Chevrolet, Chrysler, Ford, GMC, Honda, Hyundai, Jaguar, Kia,

Land Rover, Maserati, Mercedes-Benz, Porsche, Toyota, and Volkswagen. With its field-proven technology and suite of safety and security certifications, QNX is also a preferred supplier for companies building medical devices, train-control systems, industrial robots, hardware security modules, building automation systems, green energy solutions, and other mission-critical and safety-critical applications. QNX continues to attract new business through a growing portfolio of innovative products, including, an operating system for automotive safety, a platform for advanced driver assistance systems (“ADAS”) and automated driving, a comprehensive in-car acoustics solution, hypervisor software that manages safety-critical systems in real-time, and a wireless framework that enables customers to upgrade their cellular and Wi-Fi hardware without having to recode or modify applications.
Certicom specializes in applied cryptography and key management, offering both software components and end-to-end security solutions targeted at bandwidth and resource-constrained applications. Certicom’s asset management technology is deployed in over 400 million high value ASICs (application specific integrated circuit customized for a particular use) and its certificates are used in over 100 million IoT devices.
Paratek designs, develops and licenses its adaptive radio frequency (“RF”) antenna tuning technology. With the growth of RF bands to be covered and stringent performance requirements imposed, RF antenna tuning is becoming a key differentiator to improve the antenna performance of smartphones. Paratek technology has been adopted by numerous OEMs and has many handset design wins.
The BlackBerry IoT Platform connects data generators with data consumers via an intelligent platform and application service modules, all hosted on a global, scalable, multi-tenant network protected by BlackBerry’s recognized security features. The BlackBerry IoT Platform intends to focus initially on applications for asset tracking, such as BlackBerry Radar, a device and software interface for tracking trucks and containers, for reporting locations and sensor data, and for enabling custom alerts and fleet management applications.
The IPPL unit manages the Company’s extensive patent portfolio, which includes both standards-essential patents and implementation patents and has an average and median remaining life of over 11 years. The Company is monetizing its patent portfolio through an outbound licensing program, including, for example, through its patent cross-licensing agreement with Cisco entered into in fiscal 2016.
Messaging
In fiscal 2016, the Company expanded its focus and footprint in the messaging business with the acquisition of AtHoc, a secure, networked crisis communications solutions market leader. The acquisition of AtHoc enhances the Company’s mission to provide secure communication solutions and complements the Company’s enterprise portfolio of cross-platform solutions and trusted global network to enable new capabilities for safety, security and mission-critical business communications.
The Company has expanded the features and functionality of BBM through platform enhancements and innovative services. The Company monetizes the BBM platform through in-app advertising, a virtual goods store, and the subscription-based BBM Protected offering for secure enterprise messaging.
Strategic objectives
The following objectives are important to the success of the Company’s strategy in all areas of its business:

•
Seeking strategic alliances and relationships. BlackBerry intends to continue developing new and existing strategic alliances, which may involve closer collaboration with other technology leaders to maintain and enhance the Company’s competitive position. Potential areas of strategic alliances and relationships include, but are not limited to, software application developers and companies, global telecommunications carriers, intranet and Internet applications and portal companies, Internet social networking providers, multimedia content providers, gaming platform vendors, consumer electronics retailers, OEMs, microchip and other manufacturers, and global systems integrators.

•
Targeted acquisition and investment strategy. BlackBerry will continue to evaluate potential acquisitions and make investments in products that provide opportunities for growth or expansion of the BlackBerry value proposition. These may include acquisitions and investments related to software, wireless solutions, security and applications, among others. The Company also intends to continue to acquire rights in intellectual property in various forms and technologies when appropriate opportunities arise.

•
Expanding distribution. The Company’s ability to grow its service and software revenue is dependent on its ability to expand its distribution capability, including by developing and expanding relationships with indirect partners, resellers and carriers. The Company is also focusing on building its direct enterprise sales force.

•
Achieving best in class operational metrics. The Company has significantly improved its operational metrics through the Resource Alignment Program and its previous cost and management initiatives. BlackBerry intends to further simplify business processes and target areas of the business where greater efficiencies can be achieved. The Company is focused on driving best-in-class operational metrics across all of its businesses, with the goal of continuing to reduce organizational complexity while increasing individual and business unit accountability and aligning employees behind the BlackBerry vision, mission and values.

•
Continuing to invest in highly qualified personnel. BlackBerry believes that the quality and skills of its employees are key factors in achieving success. The Company intends to continue its recruiting strategies and operations worldwide to support its product development and growth strategies and ensure the needed strategic capabilities are in place. BlackBerry intends to retain, attract and develop talented employees to drive organizational performance and foster an environment of innovation, learning and development within a cost effective organization.

Products and Services
Revenue
The Company primarily generates revenue from the sale of smartphones and enterprise software and services. The Company also generates revenue from the embedded market through licensing QNX software products and providing professional services to support customers in developing their products. Revenue is also generated from its secure messaging products and services sold by AtHoc, Secusmart and through its BBM service. Finally, the Company generates other revenue from technology licensing, accessories, non-warranty repairs, BlackBerry World and gains and losses on revenue hedge contracts.
The Company intends to continue to increase the proportion of its enterprise software and services revenues that it generates from subscription-based licensing.
For revenue and other financial information on the two most recently completed fiscal years, see the Company’s Management Discussion and Analysis (“MD&A”) for the fiscal year ended February 29, 2016, in the section entitled “Results of Operations - Fiscal year ended February 29, 2016 compared to fiscal year ended February 28, 2015 - Revenue”.
Enterprise Solutions and Services
The Company is a leader in EMM and mobile security and offers a broad portfolio of enterprise software solutions and services that can be deployed across a range of ecosystems and devices, including the following:
BES12 and Good Platforms
BES12 continues to be the core of BlackBerry’s enterprise software offerings, allowing organizations to manage enterprise mobility across iOS, Android and BlackBerry devices, as well as Windows, and Mac OS X. In fiscal 2016, the Company introduced version 12.4 of BES12, including new cross-platform support and connectivity capabilities. The acquisition of Good further expanded BlackBerry’s ability to offer a unified, secure mobility platform with applications for any mobile device on any mobile operating system. In January 2016, the Company launched the new Good Secure EMM Suites by BlackBerry, a comprehensive set of mobile security, management, productivity and collaboration offerings including best-in-class app security and containerization, identity and access management (“IAM”), and EFSS with file level data protection. The Good Secure EMM Suites integrate the BES12 and Good Dynamics platforms and provide significant enhancements, including enhanced multi-platform support, an enhanced architecture for on-premise and cloud deployments, and backwards compatibility allowing unification of prior versions of BES. These platforms allow businesses to manage the growing IT trend of securely supporting multiple devices and operating systems, as well as employees’ personal devices, within a single corporate IT infrastructure.
BES12 Cloud
In fiscal 2016, the Company launched BES12 Cloud, a new cross-platform EMM Cloud solution for enterprises and small-to-medium sized businesses. BES12 Cloud allows organizations to manage enterprise mobility across iOS, Android, Windows Phone® and BlackBerry 10 devices, as well as a wide range of Samsung KNOX and Android for Work devices. Built on BlackBerry’s trusted, global network, BES12 Cloud makes managing enterprise mobility efficient and secure.
EFSS
The acquisition of WatchDox in fiscal 2016 expanded the security offerings of the Company to include a full EFSS solution with digital rights management (“DRM”). The Company also introduced a new WatchDox application for BlackBerry 10 devices providing secure anytime online access to content and expanding support to devices with Samsung Knox, Android for Work and Secure Work Space for iOS and Android. WatchDox technology is unique because it allows security to travel with shared files on both mobile and desktop devices to give organizations full visibility and control over how files are edited, copied, printed or forwarded. This market leading solution allows enterprises to share data inside and outside of their organization with DRM controls and the ability to revoke access to the data after the data has been shared.

Secusmart; SecuSUITE for Enterprise
The acquisition of Secusmart in fiscal 2015 strengthened the Company’s secure enterprise mobility portfolio by adding a leading secure voice and text messaging solution with Secusmart’s advanced encryption and anti-eavesdropping capabilities. Secusmart product offerings have since been expanded to include a software-only solution that can be hosted to allow for rapid deployment, in addition to the original hardware-based solution in use by security-conscious enterprises, including for heads of governments.
In November 2015, the Company announced SecuSUITE for Enterprise, a multi-OS (iOS, Android and BlackBerry 10) voice encryption software solution that protects mobile calls with a maximum level of security. By using SecuSUITE for Enterprise, employees are able to conduct secure conversations worldwide and, if required, over a Wi-Fi connection only, and are also able to send encrypted text messages of any length. Voice and text messages are encrypted with 128-bit Advanced Encryption Standard on the individual device level, meaning that even when the other party cannot be reached, the message is stored on the receiver´s smartphone and only sent to the recipient when they are available. SecuSUITE for Enterprise comes with a user-friendly, cloud-based portal that enables administrators to enroll or deactivate users and adjust settings without the need to set up additional IT infrastructure.
ESBL
In fiscal 2016, BlackBerry also announced that certain mobile operators from around the world would offer BES12 Enhanced SIM-Based Licensing (“ESBL”) for enterprise customers, being the only EMM provider able to offer this service. ESBL allows mobile operators to provide customers with one monthly bill to subscribe to BlackBerry EMM services and BES. This ESBL offering supports iOS, Android, Windows Phone and BlackBerry 10 smartphones.
WorkLife by BlackBerry
Following the acquisition of Movirtu in fiscal 2015, the Company introduced the WorkLife by BlackBerry solution, which provides a virtual SIM allowing the only true carrier grade split billing solution for mobile devices and complements BlackBerry’s Secure Work Space and BlackBerry Balance offerings. WorkLife by BlackBerry distinguishes between work use and personal use of a smartphone by assigning a separate work number on a BYOD device and splitting the cost of voice minutes, SMS and data used for work versus personal use.
Professional Cybersecurity Services
In February 2016, the Company announced its new Professional Cybersecurity Services practice, which will further expand BlackBerry’s security portfolio. Through this practice, the Company intends to provide services relating to:

•	Strategic security – best practices in IT operation ranging across enterprise mobility management and cloud services.

•	Technical security – technical assistance for infrastructure and product development lifecycle.

•	Automotive and IoT security – security consulting services as the rapid commercialization of IoT solutions makes security and privacy a top priority.

•
Detection, testing and analysis – threat detection and mitigation penetration testing, vulnerability assessment and incident response analysis. This includes forensic services, business security status via IT health checks, training, regulatory compliance and security breach management through incident response.

To support the launch of the new Professional Cybersecurity Services practice, the Company acquired Encription, a cybersecurity consulting firm providing industry-leading assessments in penetration testing and security training services.
Devices
During fiscal 2016, the Company developed smartphones powered by the BlackBerry 10 OS and introduced its first smartphone powered by Android OS, the PRIV. The Company also continues to offer BlackBerry 10 smartphones, including the Classic and Passport.
In fiscal 2016, the Company launched the following new smartphones:

•
PRIV by BlackBerry – the first BlackBerry smartphone powered by Android, giving users access to more than one million Google Play apps alongside BlackBerry security and productivity features, including support for Android for Work. PRIV offers both a slide out physical keyboard and a touch screen experience. PRIV also features a 5.4” display and a 3410 mAh battery with enough power for up to 22.5 hours of use. The DTEK app, which is unique to PRIV, lets users know when their privacy is at risk.

•	BlackBerry Leap – an affordable all-touch smartphone for 4G LTE networks with an edge-to-edge 5” HD display, BlackBerry 10.3.1 OS and a 2800 mAh battery for up to 25 hours of heavy use.

•
BlackBerry Porsche Design P’9983 Graphite – a luxury BlackBerry 10 smartphone featuring exclusive graphite-metallic colored elements and the finest, hand-wrapped leather on the back door cover. An exclusive Porsche Design

PIN ID group - 2AAXXXXX, sets users apart and makes them instantly recognized among other Porsche Design users. It includes an elegant QWERTY keyboard and a 2100 mAh battery.
BlackBerry Technology Solutions
The BTS business encompasses many of BlackBerry’s technology assets, including QNX (embedded software), Certicom (cryptography applications), and Paratek (RF antenna tuning), as well as BlackBerry’s extensive patent portfolio.
The BTS business is also responsible for the BlackBerry IoT Platform. Initially targeting the asset tracking industry, the BlackBerry IoT Platform leverages BlackBerry’s extensive technology portfolio, extending its best-in-class security and reliability to emerging IoT applications.
The QNX unit of BTS offers operating systems, middleware, development tools, and professional services for connected embedded systems, primarily in the automotive, medical and industrial automation markets. Its software is deployed in more than 60 million vehicles worldwide.
During fiscal 2016, QNX made the following product announcements:

•
QNX Platform for ADAS – designed to help automotive companies build a wide range of safety and ADAS for semi-autonomous or autonomous vehicles. The platform includes reference implementations for building multi-camera vision systems and V2X applications (vehicle-to-vehicle and vehicle-to-infrastructure communications).

•
QNX Acoustics Management Platform – a comprehensive software solution designed to provide unified management of all acoustics in the car, enabling automotive manufacturers to reduce the cost, complexity, and time-to-production of audio signal-processing systems.

•
QNX OS for Safety – designed for systems that must meet stringent functional safety requirements in a variety of markets, including automotive, industrial automation, energy generation, and railway transportation. This product complies with two functional safety standards.

Certicom specializes in applied cryptography and key management, offering both software components and end-to-end security solutions targeted at bandwith and resource-constrained applications. During fiscal 2016, Certicom launched Certicom Managed Certificate Service, which is designed to help device manufacturers and service providers secure their IoT networks and ecosystems, ensuring that the devices they connect are known and trusted. The service puts security certificates under Certicom’s management, enabling customers to focus more on their core business and less on security infrastructure and management.
Messaging
AtHoc
In fiscal 2016, the Company expanded its focus and footprint in the messaging business with the acquisition of AtHoc. The AtHoc software platform enables people, devices and organizations to exchange critical information in real time during business continuity and life safety operations. The platform securely connects with a diverse set of endpoints, including mobile devices running iOS and Android, PC and Mac desktops, digital displays, radios, IP phones, sirens, fire panels and speakers to facilitate collaboration and enhance situational awareness.
BBM
With BBM, the Company offers a rich messaging experience with features such as free voice calling over Wi-Fi, one-click sharing of files and photos, Dropbox integration, location sharing and BBM Channels. BBM Channels extends the popular BBM experience to brands, artists, businesses and communities, connecting consumers and groups in real-time. BBM is available on iOS, Android and Windows Phone platforms, Android Wear and Apple Watch, in addition to BBOS and BlackBerry 10. The BBM platform has been expanded with in-app advertising and a virtual goods store that includes subscription offers for content, customization and privacy. For enterprise customers, the Company offers BBM Protected for secure enterprise communications.
In fiscal 2016, the Company introduced several new customization features for BBM for Android, iOS and BlackBerry10, including custom BBM PINs, support for Android Wear and Password Protection for iOS users.
Sales, Marketing, Distribution and Customers
The Company markets and sells its BlackBerry smartphone products to both enterprise and consumer end users primarily through global wireless communications carriers as well as through third party distribution channels. The Company has a sales and marketing team that supports its partners through training, technical account management and field marketing initiatives. In certain markets, BlackBerry 10 and Android smartphones are also available directly from the Company through direct sales, including on ShopBlackBerry.com and through third party online retailers.

The Company licenses cross-platform (Android, iOS, Windows and BlackBerry 10) enterprise mobile software and services, including Good Secure EMM Suites, BES12, Good Work, WatchDox, AtHoc and complementary third-party applications via its direct sales force and value added resellers. The Company also licenses cross-platform enterprise mobile software and services via global wireless communications carriers and other distribution partners throughout the world.
The Company licenses QNX, Certicom and Paratek technology and provides professional engineering services to OEM customers in the automotive, mobile and other embedded software markets via a direct sales force and indirectly through channel partnerships. The licenses are monetized as royalties on units shipped and through project development, tools and maintenance fees.
The Company maintains a geographically-dispersed salesforce that is organized regionally and by channel.
For revenues by geographic region for the two most recently completed fiscal years, see the Company’s MD&A for the fiscal year ended February 29, 2016, in the section entitled “Results of Operations - Fiscal year ended February 29, 2016 compared to fiscal year ended February 28, 2015 - Revenue - Revenue by Geography”.
For customer concentration information during the two most recently completed fiscal years, see the Company’s MD&A for the fiscal year ended February 29, 2016, in the section entitled “Market Risk of Financial Instruments - Credit and Customer Concentration.”
Competition
The Company is engaged in markets that are highly competitive and rapidly evolving. Frequent new product introductions and changes to mobile devices, operating systems, applications, security threats, industry standards and the overall technology landscape result in continuously evolving customer requirements for mobile solutions. Today, the Company competes with a broad range of vendors in each of its businesses. Key competitive factors important to the Company across its businesses include product features (including security features), relative price and performance, product quality and reliability, compatibility across ecosystems, service and support, and corporate reputation.
The Company has seen both its global smartphone market share and its share in many international markets decline significantly in recent years relative to companies such as Apple Inc. (“Apple”) with its iOS ecosystem, and companies that build smartphones based on the Android ecosystem, such as Samsung, LG and Lenovo. This decline has been due to a variety of factors, including consumer preferences for devices with access to the broadest range of applications, such as those available in the iOS and Android platforms, and by the BYOD trend in the enterprise market. In fiscal 2016, the Company introduced its own smartphone based on the Android platform, PRIV by BlackBerry, differentiated by its slide out touch-enabled physical keyboard and built-in BlackBerry security features to enhance the Company’s competitive position.
Providers of enterprise software solutions that compete with the Company’s enterprise solutions and services offerings include VMware Inc., Microsoft Corporation (“Microsoft”), MobileIron Inc., Citrix Systems, Inc., SOTI Inc., SAP SE, and IBM Corporation.
Manufacturers of mobile devices that compete with the Company’s device offerings include Apple, Samsung, Microsoft, HTC Corporation, LG Electronics, Huawei Technologies, Lenovo, ZTE Corporation, and Xiaomi, Inc.
Providers of major mobile operating system platforms that compete with the Company’s BlackBerry platform include Apple (iOS), Google (Android) and Microsoft (Windows 10 Mobile).
Products that compete with the Company’s BBM service include Facebook’s WhatsApp, Facebook Messenger, Microsoft’s Skype, Line Corporation, Apple’s iMessage, Tencent’s WeChat, Viber, Kik, KakaoTalk, Telegram and Snapchat.
Competitors of the BlackBerry IoT platform include Microsoft, IBM, GE, Cumulocity, and Jasper. Other vertical player competitors may also emerge as the Company enters into new vertical applications markets with its platform.
Providers of embedded software that compete with the Company’s QNX automotive business include Microsoft, which offers its Windows Embedded platform for automotive infotainment applications. Android and Linux operating systems also compete in the embedded computing space. Both Apple and Google have also demonstrated interest in the automotive sector. Apple’s CarPlay™ software is resident on the iPhone® and enables its own infotainment user experience onto the screen in an automobile. Google has launched an Android application programming interface, Android Auto, for Android automobile applications. Other competitors of the Company’s QNX business include Green Hills Software, Intel Corporation, MontaVista Software, Mentor Graphics Corporation, and Sysgo AG.
See also the Risk Factor entitled “The Company faces intense competition”.

Competitive Strengths
The Company’s competitive strengths include the following:
Enterprise Solutions and Services
The Company’s enterprise portfolio offers leading mobility management, secure business productivity, application containerization, secure collaboration and DRM capabilities. The Company is recognized for attaining the highest levels of security certifications and approvals for many of its solutions, including Common Criteria Evaluation Assurance Level 4 Augmented (EAL4+) for its Good Powered by BlackBerry solutions. The inclusion of a sophisticated network operations centre in the BlackBerry infrastructure is also a key differentiator. The Company pioneered the use of this architecture for the routing of messages to and from mobile devices, and over time has expanded capabilities to enable end-to-end secure communications between mobile devices and applications and enterprise networks. The key benefits of the BlackBerry infrastructure include network and data security, reliability, and efficiency.
Devices
The Company’s smartphones are designed with a unique focus on security and privacy, beginning with the manufacturing process that embeds security at the hardware level (hardware root of trust) and continues through every layer of the device. BlackBerry 10 smartphones are widely used by governments and regulated industry customers with high security requirements. The upcoming version of the BlackBerry 10 operating system (10.3.3) will be certified for NIAP (National Information Assurance Partnership) compliance. The Company’s first smartphone based on the Android platform, the PRIV, extends the Company’s security model and expertise to Android. PRIV is differentiated by its slide out touch-enabled physical keyboard, integrated messaging experience and built-in BlackBerry security features designed to protect personal privacy and business-critical data.
BTS
The Company’s competitive strengths in its BTS business are rooted in the Company’s proprietary technology, including QNX’s POSIX compliant micro-kernel architecture for embedded software applications, Certicom’s cryptography applications, and Paratek’s adaptive RF antenna tuning technology.  In addition, QNX, as a trusted and recognized leader in software for automotive electronics, brings decades of accumulated knowledge and proven reliability to the embedded software market.
Messaging
AtHoc is a leader in network-centric, interactive crisis communication and is the leading provider of such solutions to the DoD, the U.S. Department of Homeland Security, and leading healthcare, industrial and commercial organizations. The AtHoc platform has been certified by the Department of Homeland Security for its security, integrates with legacy systems, is mobile, and supports on-premise and cloud-based deployments.
BBM leverages the BlackBerry infrastructure to offer a rich messaging experience for iPhone, Android and BlackBerry users with features such as free voice calling over Wi-Fi, one-click sharing of files and photos, Dropbox integration, location sharing and BBM Channels. BBM Protected provides full end-to-end message encryption (using FIPS 140-2 validated cryptographic libraries) for enterprise customers, with no separate hardware required.
Product Design, Engineering and Research and Development
The Company’s research and development (“R&D”) strategy seeks to provide broad market applications for products derived from its technology base.
The Company dedicates a major portion of its R&D investments to the development of software products and services that meet the needs of both enterprise IT departments and individual customers. This includes enterprise solutions and services in mobile security, management, productivity and collaboration offerings, app security and containerization, IAM, and EFSS with file level data protection. Solutions include leading security capabilities at each level of the platform in order to address the needs of customers for securing devices, applications, content and work data - at rest and in transit.
The Company creates innovative and robust hardware designs through complex mechanical stack up, board layout and component integration, combined with proprietary software and firmware features. These tightly integrated solutions allow the Company to customize its core proprietary technical solutions to address new applications, network protocols, and evolving transmission frequencies. The Company’s tunable closed loop radio transceiver technology can be adapted to support multiple protocols in the wireless data communications market. The Company has developed its own radio code stack, which it incorporates into the processors that are deployed in BlackBerry smartphones.
The Company develops software and services to support BlackBerry smartphones, including the BlackBerry 10 operating system and Android operating system enhancements, such as advanced privacy controls, verified boot and secure bootchain, and Android kernel hardening.

Additionally, QNX has developed an embedded computing platform utilizing its unique micro-kernel operating system, multimedia and infotainment platform-specific middleware, as well as acoustic processing products. This QNX Neutrino operating system is the basis for BlackBerry 10 smartphones and supports the integration of all hardware components and security features.
The Company engages in longer term fundamental research both directly and by selective funding of university research projects and also endeavors to take advantage of specific government and academic financial assistance programs to support its research activities where available. The Company also qualifies for investment tax credits on eligible expenditures on account of Canadian scientific research and experimental development.
Third Party Software Developers
The Company provides a feature-rich open standards-based development platform, which allows third party commercial and enterprise software developers to build and deploy custom applications to run on BlackBerry smartphones. To facilitate this, the Company provides a number of products and technologies to third party developers, wireless carriers and enterprise customers to enable them to develop, distribute and manage these applications. For application development, the Company provides a suite of software development tools for BlackBerry smartphones, enabling applications to be developed using technologies such as Java, HTML5, Javascript®, and Native C/C++/Qt with OpenGL® ES support. BlackBerry 10 will run most Android JellyBean 4.3 applications without any code changes.
BlackBerry 10.3 preloads the Amazon Appstore with access to over 200,000 apps. Developers are encouraged to distribute their business and productivity apps through BlackBerry World and consumer apps through Amazon Appstore. However, developers have the choice of which store they use to distribute their applications.
QNX CAR Platform for Infotainment 2.1, based on the QNX 6.6 Software Development Platform, has the ability to run most Android Jellybean 4.2.2 applications without any code changes.
For distribution and management of enterprise applications, the Company provides a suite of tools and technologies within BES12 and the Good Dynamics Secure Mobility Platform to enable secure and managed provisioning of applications to enterprise employees. This includes capabilities for both commercial packaged applications and in-house corporate applications.
The Good Dynamics Secure Mobility Platform integrates app containerization using the Good Dynamics SDK, mobile application management, an enterprise app store, MDM and more, simplifying the creation of mobile apps and the management of apps, data, and devices.
For distribution of personal and consumer applications, the Company provides wireless carriers with the ability to distribute select applications and rich media content to their customer base and also provides BlackBerry World as a direct storefront for BlackBerry customers.
Intellectual Property
The protection of intellectual property is an important part of the Company’s operations. The policy of the Company is to apply for patents, acquire and/or seek other appropriate proprietary or statutory protection when it develops valuable new or improved technology. The Company believes that the rapid pace of technological change in the communications industry makes patent and trade secret protection important, and that this protection must be supported by other means including the ability to attract and retain qualified personnel, new product introductions and frequent product enhancements.
The Company believes that its patent portfolio continues to provide a competitive advantage in its core product areas as well as provide leverage in the development of future technologies. The Company does not believe that it is dependent upon a single patent or even a few patents. Rather, the Company’s success depends more upon its extensive know-how, innovative culture, and technical leadership. The Company does not rely primarily on patents or other intellectual property rights to protect or establish its market position; however, it is prepared to enforce its intellectual property rights in certain technologies when attempts to negotiate mutually agreeable licenses are not successful.
The Company protects its technology through a combination of patents, designs, copyrights, trade secrets, confidentiality procedures and contractual arrangements. The Company seeks to patent key concepts, components, protocols, processes and other inventions that it considers to have commercial value or that will likely give the Company a technological advantage. Although the Company applies for patent protection primarily in Canada, Europe and the United States, the Company has filed, and will continue to file, patent applications in other countries where there exists a strategic technological or business reason to do so. To broadly protect the Company’s inventions, the Company has a team of in-house patent attorneys and also consults with outside patent attorneys who interact with employees, review invention disclosures and prepare patent applications on a broad array of core technologies and competencies. As a result, the Company owns rights to an array of patented and patent pending technologies relating to wireless communication technology. As of February 29, 2016, the Company owned approximately 40,000 worldwide patents and applications.
It is the Company’s general practice to enter into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to, and distribution of, its proprietary information. In addition, the Company generally enters into agreements with employees that include an assignment to the Company of all intellectual property developed in the course of employment.
The Company also enters into various types of licensing agreements related to technology and intellectual property rights. The Company enters into certain of these agreements to obtain rights that may be necessary to produce and sell products into the wireless industry. The Company may also license its technology and intellectual property to third parties through various licensing agreements, including as part of the BTS business.
Production
The Company outsources the majority of its manufacturing to specialized global electronic manufacturing services and joint development manufacturing companies who are positioned to meet the volumes, scale, cost and quality requirements of the Company. The Company strives to reduce its risk and dependency on these companies by having various partners located in key geographical locations, thereby increasing leverage on cost, quality and operational performance. Constant and immediate access to each manufacturing facility is available upon the Company’s demand, and these facilities are regularly audited by Company personnel trained in this function.
The Company expects to continue to evolve its supply chain model through partnerships with key suppliers like Foxconn. Devices manufactured by Foxconn are purchased and resold by BlackBerry. The Company’s hardware model also strives to provide a supply chain with speed advantages in designing for faster product life cycles, as well as to leverage scale and manufacturing strength beyond current volumes.
The Company generally controls sourcing decisions for materials and services that are incorporated into Company products. Outsourced manufacturing partners are responsible for transacting business on behalf of the Company with component suppliers, but the Company generally negotiates pricing of these materials and services. Depending on market conditions, the Company may order more or less of a particular material or service and when possible, attempts to source components from at least two suppliers with a view to avoiding different types of supply disruption. Component availability and pricing of components may also be affected by the volumes the Company generates, compared to the volumes a competitor may require. See also the Risk Factor entitled “The Company relies on its suppliers to supply functional components on a timely basis and in sufficient quantities”.
Industry Associations
The Company is an active participant in numerous industry associations and standards bodies. The Company’s involvement with leading associations includes standards development, government advocacy, joint marketing, participation in conferences and trade shows, training, technology licensing by the Company and business development.
Regulatory Matters
In addition to the regulatory requirements applicable to any business, a wireless device manufacturer must obtain certification from the radio/telecommunications regulatory authorities in most jurisdictions before commencing commercial sale of its products in those jurisdictions.
The Company’s smartphones must be approved by the Federal Communications Commission (“FCC”) before they can be used in commercial quantities in the United States. In Canada, the relevant regulatory authority is Industry Canada/Innovation, Science and Economic Development Canada (“IC/ISED”). The European Union (“EU”) defines requirements within the Radio and Telecommunications Terminal Equipment (“R&TTE”) Directive for making wireless devices available in EU member states. Regulatory requirements are similar in other jurisdictions. All regulators require wireless devices to meet various standards, including limits with respect to interference with other electronic equipment and safety standards with respect to human exposure to electromagnetic radiation.
The Company’s smartphones, which are made commercially available by the Company across multiple markets, meet FCC, IC/ISED, and R&TTE requirements. In addition, Company smartphones have obtained regulatory approvals required by other countries where such products are made commercially available by the Company. As BlackBerry has started to design and market smartphones in selected regions only, not every device will meet FCC, Industry Canada and R&TTE requirements.
In addition, the Company’s products and services have received various security certifications and approvals, including from the DoD.

Environmental Regulations and Costs
Some of the Company’s operations, principally in its Devices business, are subject to regulation under various provincial, state, federal and international laws relating to environmental protection and the proliferation of hazardous substances. In parts of Europe, North America, Asia-Pacific and Latin America, the Company is currently obligated to comply with substance restrictions, packaging regulations, energy efficiency ratings and certain product take-back and recycling requirements. In addition, the Company may be required to comply with emerging substance restrictions or energy efficiency requirements, as well as product take-back obligations in other jurisdictions that would make the Company responsible for recycling and/or disposing of products the Company has sold. These and other environmental laws may become more stringent over time, may be required in more places of the Company’s business and may require the Company to incur substantial compliance costs.
Corporate Responsibility
The Company is committed to operating in a sustainable way that respects the environment, Company employees, the communities in which the Company operates and the Company’s business partners around the world. Product sustainability efforts include implementing design for environment principles, material selection processes, energy efficiency and packaging assessments, as well as product take-back programs. In addition, the Company engages with its suppliers to conduct due diligence into the source and chain of custody of the so-called “conflict minerals” (which currently include the minerals from which gold, tantalum, tin, and tungsten are derived) that are necessary to the functionality or production of the Company’s hardware products.
The Company has formalized a number of policies to reflect the Company’s commitment to responsible business practices, including a Responsible Minerals Policy, and periodically issues a Corporate Responsibility report. This report and other documents and policies relating to the Company’s corporate responsibility initiatives can be viewed on the Company’s website at http://ca.blackberry.com/company/about-us/corporate-responsibility.html and are not incorporated by reference in this AIF.
Employees
As of February 29, 2016, the Company had 4,534 full-time employees.
Facilities
The Company’s headquarters are located in Waterloo, Ontario, Canada. The Company’s main campus in Waterloo consists of three leased buildings. The Company also operates facilities in the United States, Latin America, Asia-Pacific, Europe, Middle East and Africa.
LEGAL PROCEEDINGS
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in this AIF, including the risk factors entitled “Litigation against the Company may result in adverse outcomes” and “The Company could be found to have infringed on the intellectual property rights of others”.
Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range. The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
As of February 29, 2016, there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable, therefore no accrual has been made. Further, there are claims outstanding for which the Company has assessed the potential loss as reasonably possible to result, however an estimate of the amount of loss cannot reasonably be made. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the early stages of a proceeding does not require the claimant to specifically identify the patent that has allegedly been infringed; damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not been started or is incomplete; the facts that are in dispute are highly complex (e.g., once a patent is identified, the analysis of the patent and a comparison to the activities of the Company is a labour-intensive and highly technical process); the difficulty of assessing novel claims; the parties have not engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of litigation.
Though they do not meet the test for accrual described above, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions alleging that during the period from September 27, 2012 through September 20, 2013, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed. In respect of the putative U.S. class actions, four motions for the appointment of lead plaintiff were filed. On March 14, 2014, the Judge consolidated the proceedings in the U.S. District Court for the Southern District of New York. On May 27, 2014, the Consolidated Amended Class Action Complaint was filed. The Company filed a motion to dismiss the complaint. On March 13, 2015, the court issued an order granting the Company’s motion to dismiss. The plaintiffs filed a motion for reconsideration and for leave to file an amended complaint, which was denied by the court on November 13, 2015. The plaintiffs filed a notice of appeal on December 11, 2015 and filed their opening brief on February 24, 2016. The Company filed its opposition brief on March 30, 2016. In respect of the putative Ontario class action, the plaintiffs filed a motion for certification and leave to pursue statutory misrepresentation claims. On November 16, 2015, the Ontario Superior Court of Justice issued an order granting the plaintiffs’ motion for leave to file a statutory claim for misrepresentation. On December 2, 2015, the Company filed a notice of motion seeking leave to appeal this ruling. On January 22, 2016, the court postponed the hearing on the plaintiffs’ certification motion to an undetermined date after asking the Company to file a motion to dismiss the claims of the U.S. plaintiffs for forum non conveniens. Proceedings are ongoing.
On October 12, 2015, a group of Good’s institutional investors filed a putative class action lawsuit on behalf of Good’s common shareholders against members of Good’s former board of directors (the “GTC Directors”) related to the Company’s acquisition of Good (the “GTC Lawsuit”). The plaintiffs allege that the GTC Directors breached their fiduciary duty by engaging in a self-interested transaction that benefited the preferred shareholders at the expense of the common shareholders. The plaintiffs are seeking monetary damages, as well as rescission of the merger agreement between Good and the Company. While neither Good nor the Company are parties to the GTC Lawsuit, Good has certain obligations to indemnify the defendants and is providing a defense. On October 29, 2015, Good filed a complaint alleging that the plaintiffs breached their contractual obligations under a voting agreement providing that, in the event of a sale transaction that was approved by both the GTC Directors and a majority of the Good preferred shareholders, the plaintiffs were required to vote their shares in favour of the transaction and refrain from exercising any appraisal or dissenter rights. Good alleges that the filing of the GTC Lawsuit was a breach of the voting agreement. On December 31, 2015, several Good shareholders filed a petition seeking appraisal against Good. Proceedings are ongoing.
ENTERPRISE RISK MANAGEMENT
The Company has defined and implemented an approach to manage its exposure to risk, consisting of: (i) a risk management framework to regularly identify, assess, treat, monitor and report on current and potential risks, and (ii) a governance structure that clearly defines the responsibilities of the Board, the senior leadership team, employees and other stakeholders to support the risk management framework. This approach to enterprise risk management is integral to the Company’s business activities and is designed to:

•	promote effective corporate governance and decision-making by enabling the consistent evaluation of risk on a consolidated basis;

•	ensure that risks are managed responsibly in the context of the Company’s strategy and objectives;

•	support the development of internal controls;

•	facilitate the reliability and transparency of financial and operational reporting;

•	assist in compliance with laws, regulations, policies, and contracts; and

•	reduce harm to financial performance and safeguard the Company’s assets.

Risk Management Framework Policy and Risk Appetite

The Company’s risk management framework policy defines responsibilities for the identification, assessment, management and reporting of risks, and sets out expectations for ownership, resource assignment and compliance. The scope of the framework embraces internal functions as well as those activities for which the Company engages support from third parties.
To support the risk management framework and risk oversight activities, the Company maintains a risk appetite statement that defines, by category of risk, the Company’s tolerance for risk-taking having regard to potential rewards and overall business strategies and objectives. The Company risk profile is regularly assessed against the risk appetite statement. The risk appetite statement is reviewed and updated as the Company’s business strategy and operating environment evolves.
Risk Governance and Oversight
The Company utilizes a “three lines of defense” governance structure to clearly define how the responsibility for risk management activities is assigned:

•
The first line of defense for managing risks resides with the management of each business unit. Risk exposures are identified and mitigated at a granular level through various ongoing management activities including business planning, operations management, reporting, and process improvement projects.

•
Oversight of business unit management is provided by the second line of defense, the Security Risk and Compliance Committee (“SRCC”), which meets at least quarterly and is supported by various compliance, security and control functions. The SRCC is composed of manager representatives from each major business group and provides strategic direction by defining key policies, identifying emerging risk trends, and sponsoring training.

•
The risk performance and audit group comprises the third line of defense, providing independent assurance to assess the effectiveness of the Company’s risk management program including the governance, risk and internal control activities conducted by the first two lines of defense.

Additional governance and oversight is provided by the risk management and compliance council (“RMCC”), a council of internal senior leaders which oversee the risk management activities undertaken by business group management and the SRCC. The RMCC meets at least quarterly with the Chief Risk Officer serving as the Chair. The RMCC reviews the Company’s risk profile, risk criteria and limits, and monitors remediation activities to address gaps. The RMCC also approves the risk appetite statement and promotes a culture of risk management and compliance across the Company.

In addition, the Audit and Risk Management Committee of the Board, pursuant to its charter, is responsible for overseeing all aspects of risk management at the Company, including the annual risk management plan, risk compliance, the risk performance and audit function and the controls, processes and policies used to manage the Company’s Risk. The Chief Risk Officer provides regular reporting to the Board and the Audit and Risk Management Committee on the Company’s risk profile and the activities overseen by the RMCC.

RISK FACTORS
Investors in the Company’s common shares should carefully consider the following risks, as well as the other information contained in this AIF and in the Company’s MD&A for the fiscal year ended February 29, 2016. If any of the following risks actually occurs, the Company’s business could be materially harmed. The risks and uncertainties described below are not the only ones the Company faces. Additional risks and uncertainties, including those of which the Company is currently unaware or the Company currently deems immaterial, may also have a material adverse effect on the Company’s business.
The Company may not be able to attract new enterprise customers or maintain its existing relationships with its enterprise customers, or transition them to the Company’s latest enterprise software platforms and deploy BlackBerry smartphones.
The Company’s current focus is on serving enterprise customers, particularly in regulated industries, including financial services, government and healthcare. In fiscal 2016, the Company undertook numerous initiatives to enhance its enterprise product and service offerings, including the strategic acquisitions of Good, AtHoc and Watchdox, the launch of the PRIV, the introduction of BES12 Cloud, and the integration of Samsung KNOX with WorkLife by BlackBerry and SecuSUITE with BlackBerry enterprise solutions offered through Samsung Business Services. If the Company’s new products and services, including the Good Secure EMM Suites, are not competitive, do not align with customers’ needs, are not launched as per announced timelines or if they experience quality or performance issues, results of operations could be materially impacted. While the Company expects these initiatives to improve and enhance its strength in enterprise solutions, there can be no assurance that new enterprise customers will be attracted or existing ones maintained.

Sales to large enterprise customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller entities. These risks include:

•	more complicated infrastructure requirements, which result in more difficult and time-consuming implementation processes;

•	complex IT systems, mobile environments and data privacy and security requirements;

•	budget constraints, multiple approvals, lengthy contract negotiations, and unplanned administrative, processing and other delays;

•
increased purchasing power and leverage held by large customers in negotiating contractual arrangements with the Company, including more pressure for discounts and other customer-favourable contractual terms;

•
longer sales cycles, making it difficult to predict whether and when a sale will be completed, and the associated risk that substantial time and resources may be spent on a potential customer that ultimately elects not to purchase the Company’s products or services, or purchases fewer products or services than expected;

•	customer deferral of purchasing decisions pending adoption of technology by others or pending potential consolidation in the market;

•	closer relationships with, and dependence upon, large technology companies that offer competitive solutions; and

•	more intense and time-consuming customer support practices.
In addition, the Company has encountered challenges due to the impact of BYOD strategies and other flexible mobile deployment models adopted by its enterprise customers. To address this evolution of the market, the Company has introduced new cross-platform solutions and new, more competitive BlackBerry smartphones, as described in this AIF. There can be no assurance that these new product and service offerings will enable the Company to successfully address the challenges it faces from the trend toward flexible deployment models in the enterprise space, either with existing or new customers.
The Company spends substantial time, money and effort on its sales activities without any assurance that its efforts will produce any sales. If the Company is unable to increase sales of the Company’s products and services to large enterprises while mitigating the risks associated with serving such customers, the Company’s results of operations could be materially impacted.
The Company may not be able to develop, market and distribute an integrated software and services offering, or otherwise monetize its technologies, to grow revenue, achieve sustained profitability, or offset the decline in the Company’s service access fees.
The Company is increasingly focusing its strategy on software and services to grow revenue and generate sustainable profitability.
For the Company to increase its software and services revenues, it must continually grow its customer base by attracting new customers or, in the case of existing customers, deploying software and services on more devices or attracting additional users in such existing customers’ businesses. The Company also needs to sell additional software and services over time to the same customers, or have customers upgrade their level of service. If the Company’s efforts to sell or upsell software or services as described above are not successful, its results of operations could be materially impacted.
Existing customers that purchase the Company’s software and services have no contractual obligation to renew their annual subscriptions or purchase additional solutions after the initial subscription or contract period. The Company’s customers’ expansion and renewal rates may decline or fluctuate as a result of a number of factors, including the perceived need for such additional software and services, the level of satisfaction with the Company’s software and services, features or functionality, the perceived reliability of the Company’s software and services, the Company’s customer support, customer budgets and other competitive factors, such as pricing and competitors’ offerings. For smaller or simpler deployments, the switching costs and time are relatively minor compared to traditional enterprise software deployments and such a customer may more easily decide not to renew with the Company and switch to a competitor’s offerings. Accordingly, the Company must invest significant time and resources in providing ongoing value to these customers. If these efforts fail, or if the Company’s customers do not renew for other reasons, or if they renew on terms less favourable to the Company, the Company’s revenue may decline and its results of operations could be materially impacted.
The Company’s ability to grow software and service revenue is also dependent on its ability to expand its distribution capabilities with indirect partners, resellers and carriers, as well as building a direct sales force, which requires significant time and resources, including investment in systems and training. There can be no assurance that the Company will be successful in implementing its distribution strategy. See also the Risk Factor entitled “The Company’s success depends on its relationships with network carriers and distributors”.
For the past few years, the Company has experienced continued significant erosion of service revenue from service access fees (“SAF”) charged to subscribers using BlackBerry 7 and prior BlackBerry operating systems. While the Company expects that these subscribers will continue to generate service revenue, the amount of those revenues is expected to continue to decline in the coming quarters, particularly as users of BlackBerry Bold and BlackBerry Curve smartphones upgrade to BlackBerry devices (such as the Classic and PRIV) that do not generate service access fees, or to a competitor’s smartphone. The Company cannot predict the rate of this anticipated decline with any degree of certainty as it depends on a number of factors, including the rate at which current BlackBerry 6 and BlackBerry 7 customers migrate to BlackBerry 10 or the PRIV and use only standard BlackBerry services, the Company’s ability to continue charging SAF for its BlackBerry 6 and BlackBerry 7 products, and the Company’s ability to further develop a compelling integrated services and software offering that generates new service and software revenues.
The Company expects the generation of revenue from software and services and its other technologies to mitigate the impact of declining service access fees. If the Company is unable to develop, deliver and support a compelling integrated software and services offering that will mitigate the decline of service access fee revenue in the manner described above and enable the Company to recover the costs associated with its network infrastructure, this could have a material adverse effect on the Company’s business, results of operations and financial condition.
Finally, while the Company is increasingly focused on growing its software and services revenue, the BlackBerry brand has historically been strongly associated with devices.  Any decision by the Company to discontinue its involvement in the Devices business may impair the value of the BlackBerry brand and may adversely affect the Company’s ability to sell software products and services.
The Company may not be able to enhance its current products and services, or develop new products and services, in a timely manner, at competitive prices, or to meet customer requirements, or accurately predict emerging technological trends.
The industries in which the Company competes are characterized by increasingly rapid technological change, evolving industry standards, frequent new product introductions, frequent market price reductions, constant improvements in performance characteristics and short product life cycles. The Company’s future success depends upon its ability to enhance its current products and services and provide for their compatibility with evolving industry standards and operating systems, to address competing technologies and products developed by other companies, and to continue to develop and introduce new products and services offering enhanced performance and functionality on a timely basis at competitive prices.
The process of developing new technology is complex and uncertain, and involves time, substantial costs and risks, which are further magnified when the development process involves multiple operating platforms. The Company may be required to commit significant resources to developing new products, software and services before knowing whether such investment will result in products, software or services the market will accept. These risks are greater in the mobile communications market because the Company’s software is compatible with devices that run on different operating systems such as iOS, Android and Windows Phone, which change frequently in response to consumer demand. As a result, the Company may need to release new software updates at a much greater pace than a traditional enterprise software company that supports only a single platform.
The Company’s inability, for technological or other reasons, some of which may be beyond the Company’s control, to enhance, develop, introduce and monetize products and services in a timely manner, or at all, in response to changing market conditions or customer requirements could have a material adverse effect on the Company’s business, results of operations and financial condition or could result in its products and services not achieving market acceptance or becoming obsolete. In addition, if the Company fails to deliver a compelling customer experience or accurately predict emerging technological trends and the changing needs of customers and end users, or if the features of its new products and services do not meet the demands of its customers, the Company’s business, results of operations and financial condition could be materially harmed.
The Company may not be able to successfully market and distribute the PRIV device.
The Company’s latest device is the PRIV, the Company’s first ever BlackBerry smartphone powered by the Android operating system, with both a touch and physical keyboard. The PRIV combines BlackBerry’s productivity, security and privacy features with the expansive mobile application system available on the Android platform.
The future success of the Company’s hardware business is primarily dependent on the successful marketing and distribution of the PRIV. The Company is spending substantial time, money and effort on its marketing and sales activities and is highlighting its core strengths of enterprise and security to differentiate the PRIV from other competing products. There is no assurance that the Company’s efforts will produce broad market acceptance of the PRIV or that revenue and profitability generated from the device will be sufficient to support the continuation of the Company’s involvement in the devices business.
In addition, the Company believes that maintaining and enhancing the BlackBerry brand, built on the Company’s core strengths of enterprise, security and a physical keyboard, is critical to its relationship with current and potential customers. There is a risk that the Company’s adoption of the Android operating system as the preferred operating system for future BlackBerry smartphones in lieu of the BlackBerry 10 operating system, may erode the BlackBerry brand and impair the value of the BlackBerry 10 platform.
The Company faces intense competition.
The Company is engaged in an industry that is highly competitive and rapidly evolving, and has experienced, and expects to continue to experience, intense competition from a number of companies. No technology has been exclusively or commercially adopted as the industry standard for mobile communication, messaging or machine-to-machine communication. Accordingly, both the nature of the competition and the scope of the business opportunities afforded by the market in which the Company competes are uncertain.
The Company’s competitors, including new market entrants, may implement new technologies before the Company does, deliver new products and services earlier, or provide more attractively priced, enhanced or better quality products and services than the Company does, making it more difficult for the Company to win or preserve market share. Customers may also question the Company’s ability to compete or remain viable as a provider of mobile communications solutions over the longer term and could decide to replace the Company’s products and services with those of its competitors.
Some of the Company’s competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than the Company does, and such competitors have increased their market share at the expense of the Company in recent years. In particular, some of the Company’s competitors have increased their focus on marketing and product development efforts in the enterprise market. In addition, competition may intensify as the Company’s competitors enter into business combinations or alliances and established companies in other market segments expand to become competitive with the Company’s business.
The impact of the competition described above could result in fewer customer orders, loss of market share, reduced revenue and reduced gross and operating margins. Intense competition may also require the Company to reduce its prices, which may result in the recording of inventory provisions by the Company. If the Company is unable to compete successfully, there could be a material adverse effect on the Company’s business, results of operations and financial condition.
The occurrence or perception of a breach of the Company’s security measures or an inappropriate disclosure of confidential or personal information could harm its business.
Attempts by outside parties to access confidential or personal information of companies or their customers have, unfortunately, become commonplace. Unauthorized parties can attempt to breach a company’s security measures through the actions of outside parties (e.g., hacking or malware) or employee action (e.g., error, malfeasance, or otherwise), in an attempt to obtain access to confidential or personal information. Additionally, outside parties may attempt to fraudulently induce employees, users, partners or customers to disclose sensitive information to gain access to confidential or personal information.
BlackBerry products and services frequently involve the transmission of business-critical, proprietary, confidential and personal information of end users, and can include on-premise and cloud deployments. The Company may be required to invest additional resources or change its products, services or network operations to protect itself or its end users against damage caused by actual or perceived disruptions or security breaches in the future. These actions may have a detrimental impact on cost, the user experience or compatibility with third party products and services. Since the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, or may not be identified until a later time, the Company may not be able to anticipate these techniques, to implement adequate preventative measures or to remedy them in a timely manner. The risk that these types of events could seriously harm the Company’s business may increase as the Company expands the number of web-based products and services that it offers, increases the number of countries where the Company operates, and expands its ecosystem to offer third party products and services in conjunction with its own. Third party applications that are downloaded by a user on their BlackBerry smartphone could also increase the risk of a potential unauthorized access, misuse or misdirection of confidential or personal information because some applications require access to such information.
If the security measures implemented by the Company or its partners are breached, or perceived to be breached, or if there is an inappropriate disclosure or misdirection of confidential or personal information, including as a result of a security breach or virus relating to hardware or software, the Company could be exposed to litigation, potential liability and regulatory sanctions. Even if the Company was not held liable, a security breach or inappropriate disclosure of confidential or personal information (or the perception that such a breach has occurred) could materially damage the Company’s reputation, which is built in large measure on the security and reliability of BlackBerry products and services, and even the perception of security vulnerabilities in the Company’s products, including its Android-based smartphones, services or network operations, could lead some customers, particularly governmental customers, to reduce or delay future purchases or to purchase competitive products or services.
The Company’s products and services are dependent upon interoperability with rapidly changing systems provided by third parties.
The Company’s platform depends on interoperability with operating systems, such as those provided by Apple, Google and Microsoft, as well as device manufacturers. Because mobile operating systems are released frequently and the Company typically has limited advance notice of changes in features and functionality of operating systems and mobile devices, the Company may be forced to divert resources from its preexisting product roadmap to accommodate these changes. In addition, if the Company fails to enable IT departments to support operating system upgrades upon release, the Company’s business and reputation could suffer. This could further disrupt the Company’s product roadmap and cause it to delay introduction of planned products and services, features and functionality, which could harm the Company’s business.
Operating system providers have included, and may continue to include, features and functionality in their operating systems that are comparable to elements of the Company’s products and services, thereby making the Company’s platform less valuable. The inclusion of, or the announcement of an intent to include, functionality perceived to be similar to that offered by the Company’s products and services in mobile operating systems may have an adverse effect on the Company’s ability to market and sell its products and services. Furthermore, some of the features and functionality in the Company’s products and services require interoperability with operating system application programming interfaces (“APIs”), and if operating system providers decide to restrict the Company’s access to their APIs, that functionality would be lost and the Company’s business could be impaired.
The Company’s success depends on its continuing ability to attract new personnel and retain existing key personnel.
The Company’s success is largely dependent on its continuing ability to identify, attract, develop, motivate and retain skilled employees, including members of its executive team. Competition for highly skilled management, technical, research and development and other employees is intense and increasing in the mobile communications and embedded software industries. The Company’s recent restructuring activities, as well as the Company’s loss of market share, share price performance (particularly for those employees for whom equity-based compensation has been a key element of their total compensation) and perceived future prospects, among other factors, may impact the Company’s ability to attract new, and retain existing, employees. None of the Company’s executive officers or key employees is bound by an employment agreement for any specific term. The Company does not maintain key-person life insurance policies on any of its employees.
If the Company is unable to successfully execute its current strategies and realize the anticipated benefits of those strategies, it may be unable to attract and retain key employees, which could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company’s success depends on its relationships with network carriers and distributors.
The Company is dependent on its ability to establish, maintain and develop new relationships, and to build on existing relationships, with its network carrier partners. The Company relies on these partners to promote and deliver the Company’s current and future products and services and to grow its user base, particularly in the United States, Canada and Europe, where the Company is dependent on a limited number of network carriers. In addition, the Company’s ability to establish, maintain and expand its market reach is increasingly dependent on establishing and maintaining distribution relationships with third party and indirect distributors. This is particularly the case in emerging and growth markets such as the Middle East, Asia and Latin America.
Factors, some of which are largely within the control of network carriers and distributors, that are important to the success of adoption of BlackBerry products and services, future revenue of the Company, and the growth of the Company’s user base, include:

•	the quality and coverage area of voice and data services offered by the carriers;

•	the degree to which carriers and distributors actively promote or subsidize the Company’s products and the size of the user base to which these efforts are directed;

•	the extent to which carriers and distributors offer and promote competitive products and services;

•	activations of BlackBerry user accounts, as well as retention of existing ones;

•	the carriers’ interest in testing, and certifying in a timely manner, the Company’s products on their networks;

•	network performance and required investments in upgrades;

•	support for new software technologies; and

•	continued support and distribution of the Company’s products and services if claims involving its products are filed against its carriers and licensees as well as against the Company.
Most network carriers and distributors sell products and services of the Company’s competitors and may terminate their relationships with the Company with limited or no notice and limited or no penalty. If the Company’s competitors offer their products and services to the carriers and distributors on more favorable contractual or business terms, have more products and services available, or those products and services are, or are perceived to be, in higher demand by end users, or are more lucrative for the carriers and distributors, there may be continued pressure on the Company to reduce the price of its products and services, or those carriers and distributors may stop carrying the Company’s products or de-emphasize the sale of its products and services in favor of the Company’s competitors, which would have a material adverse effect on the Company’s business, results of operations and financial condition. There can be no assurance that the network carriers and distributors will act in a manner that will promote the success of the Company’s products and services.
There can be no assurance that the Company will be successful in establishing new relationships, or maintaining or enhancing its existing relationships, with network carriers and distributors. If any significant network carrier or distributor discontinues its relationship with the Company for any reason, reduces or postpones current or expected purchase commitments for products and services, or promotes the products and services of a competitor over those of the Company, the Company’s business, results of operations and financial condition could be materially adversely affected. The Company’s ability to replace or find new large customers is necessarily limited due to the limited number of wireless carriers and distributors in many territories.
Acquisitions, divestitures, investments and other business initiatives may negatively affect the Company’s results of operations.
The Company has acquired, and continues to seek out opportunities to acquire or invest in, businesses, assets, products, services and technologies that expand, complement or are otherwise related to the Company’s business or provide opportunities for growth. For example, in fiscal 2016, the Company acquired Encription, Good, AtHoc and WatchDox (see “General Development of the Business - Fiscal 2016” in this AIF). In addition, the Company is increasingly collaborating and partnering with third parties to develop technologies, products and services, as well as seek new revenue through partnering arrangements.
These activities involve significant challenges and risks, including: that they may not advance the Company’s strategic objectives or generate a satisfactory return on investment; that the Company may have difficulty integrating and managing new employees, business systems, and technology; the potential loss of key employees of an acquired business; additional demands on the Company’s management, resources, systems, procedures and controls; disruption of the Company’s ongoing business; and diversion of management’s attention from other business concerns. Acquisitions, investments or other strategic collaborations or partnerships may involve significant commitments of financial and other resources of the Company. If these fail to perform as expected, or if the Company fails to enter into and execute the transactions or arrangements needed to succeed, the Company may not be able to bring its products, services or technologies to market successfully or in a timely manner, or its operations could be affected adversely.
Furthermore, an acquisition may have an adverse effect on the Company’s cash position if all or a portion of the purchase price is paid in cash, and common shares issuable in an acquisition would dilute the percentage ownership of the Company’s existing shareholders. Any such activity may not be successful in generating revenue, income or other returns to the Company, and the financial or other resources committed to such activities would not be available to the Company for other purposes. In addition, the acquisitions may involve unanticipated costs and liabilities, including possible litigation and new or increased regulatory exposure, which are not covered by the indemnity or escrow provisions, if any, of the relevant acquisition agreements.
As business circumstances dictate, the Company may also decide to divest itself of assets or businesses. The Company may not be successful in identifying or managing the risks involved in any divestiture, including its ability to obtain a reasonable purchase price for the assets, potential liabilities that may continue to apply to the Company following the divestiture, potential tax implications, employee issues or other matters. The Company’s inability to address these risks could adversely affect the Company’s business, results of operations and financial condition.
Network disruptions or other business interruptions could have a material adverse effect on the Company’s business and harm its reputation.
BlackBerry services are provided through the Company’s network operations, often together with the wireless networks of its carrier partners. The Company’s operations rely to a significant degree on the efficient and uninterrupted operation of complex technology systems and networks, which are in some cases integrated with those of third parties. The Company’s networks and technology systems are potentially vulnerable to damage or interruption from a variety of sources, including by fire, earthquake, power loss, telecommunications or computer systems failure, cyber attack, human error, terrorist acts, war, and the threatened or actual suspension of BlackBerry services at the request of a government for alleged noncompliance with local laws or other events. The increased number of third party applications on the Company’s network may also enhance the risk of network disruption or cyber attack for the Company. There may also be system or network interruptions if new or upgraded systems are defective or not installed properly.
The Company has experienced network events in the past, and any future outage in a network or system or other unanticipated problem that leads to an interruption or disruption of BlackBerry services could have a material adverse effect on the Company’s business, results of operations and financial condition, and could adversely affect the Company’s longstanding reputation for reliability, thereby resulting in end users purchasing products offered by its competitors. As the Company moves to handle increased data traffic and support more applications or services, the risk of disruption and the expense of maintaining a resilient and secure network services capability may significantly increase.
In fiscal 2017, the Company expects to implement a new enterprise resource planning (“ERP”) software system. Any disruptions impacting the Company’s operations during the implementation period could adversely affect the Company’s business in a number of respects. Even if adverse effects are not encountered, the implementation of the ERP system may be much more costly than anticipated. If the Company is unable to successfully implement the ERP system as planned, its business, results of operations and financial condition could be negatively impacted.

Failure to protect the Company’s intellectual property could harm its ability to compete effectively and the Company may not earn the revenues it expects from intellectual property rights.
The Company’s commercial success is highly dependent upon its ability to protect its proprietary technology. The Company relies on a combination of patents, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights, all of which offer only limited protection. Despite the Company’s efforts, the steps taken to protect its proprietary rights may not be adequate to preclude misappropriation of its proprietary information or infringement of its intellectual property rights, and the Company’s ability to police such misappropriation or infringement is uncertain. The laws of certain countries in which the Company’s products and services are sold or licensed do not protect intellectual property rights to the same extent as the laws of Canada or the United States.
With respect to patent rights, the Company cannot be certain whether any of its pending patent applications will result in the issuance of patents or whether the examination process will require the Company to narrow its claims. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage. In addition, a number of the Company’s competitors and other third parties have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights, for technologies similar to those that the Company has made or may make in the future. Public awareness of new technologies often lags behind actual discoveries, making it difficult or impossible to know all relevant patent applications at any particular time. Consequently, the Company cannot be certain that it was the first to develop the technology covered by its pending patent applications or that it was the first to file patent applications for the technology. In addition, the disclosure in the Company’s patent applications may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurance that the Company’s patent applications will result in patents being issued.
While the Company enters into confidentiality and non-disclosure agreements with its employees, consultants, contract manufacturers, customers, potential customers and others to attempt to limit access to, and distribution of, proprietary and confidential information, it is possible that:

•	some or all of its confidentiality agreements will not be honoured;

•	third parties will independently develop equivalent technology or misappropriate the Company’s technology or designs;

•	disputes will arise with the Company’s strategic partners, customers or others concerning the ownership of intellectual property;

•	unauthorized disclosure or use of the Company’s intellectual property, including source code, know-how or trade secrets will occur; or

•	contractual provisions may not be enforceable.

In addition, the Company expends significant resources to patent and manage the intellectual property it creates with the expectation that it will generate revenues by incorporating that intellectual property in its products or services. The Company is also monetizing its patent portfolio through outbound patent licensing. Changes in the law may weaken the Company’s ability to collect royalty revenue for licensing its patents. Similarly, licensees of the Company’s patents may fail to satisfy their obligations to pay royalties, or may contest the scope and extent of their obligations. Finally, the royalties the Company can obtain to monetize its intellectual property may decline because of the evolution of technology, changes in the selling price of products using licensed patents, or the difficulty of discovering infringements.
Detecting and protecting against the unauthorized use of the Company’s products, technology proprietary rights, and intellectual property rights is expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend the Company’s intellectual property rights and could result in substantial costs and diversion of management resources, either of which could harm the Company’s business, financial condition and results of operations, and there is no assurance that the Company will be successful.
The Company relies on its suppliers to supply functional components on a timely basis and in sufficient quantities.
The Company’s direct and outsourced manufacturing activity depends on obtaining adequate supplies of functional components, such as displays, semi-conductors, batteries, printed circuit boards, plastics, tooling equipment and memory, on a timely basis. The Company purchases components and licenses certain software used in the manufacture and operation of its products from a variety of sources. Some components, including custom components, come from sole source suppliers.
The Company must order components for its products and build inventory in advance of product announcements and shipments. If the Company overestimates its component requirements, it may result in excess inventory. This would increase the risk of obsolescence or financial penalties based on failure to satisfy minimum volume commitments, which would increase the manufacturing costs per unit of the Company’s products. If the Company underestimates component requirements, it may have inadequate inventory, which could interrupt manufacturing operations and delay delivery of products.
Some components are subject to price fluctuations and supply constraints, in part due to the continuing convergence of the mobile communication and computer industries, and increased competition. Some of the Company’s competitors may receive preferential treatment from suppliers through allocations of scarce components or lower pricing. A supplier could also increase pricing, discontinue, or restrict supplying components or licensing software to the Company with or without penalty, resulting in product manufacturing and delivery delays. A supplier could also file for bankruptcy or experience damage or interruption in its operations due to fire, earthquake, power loss, labour disruptions, telecommunications or computer systems failure, the effects of global or regional economic conditions, human error, terrorist acts, war or other events. Alternative sources of supply are not always available.
If the Company cannot manufacture and supply products due to a lack of components for any of the above reasons, or is unable to redesign products using other components in a timely manner, the Company’s sales and operating results could be adversely affected.
Moreover, the Company depends on, but has limited control over, the quality and reliability of the products supplied or licensed to the Company. If a component supplier failed to meet the Company’s product quality standards, and as a consequence some of its products were unacceptable to the Company, the Company’s sales and operating results could be adversely affected.
The Company has negotiated volume-based pricing terms with many of its suppliers and the Company may experience higher than anticipated costs if current volume-based purchase projections are not met. Some contracts have minimum purchase commitments and the Company may incur large financial penalties or increased production costs if these commitments are not met. In addition, some contracts require the Company to agree to a flat fee regardless of volumes, which can result in higher unit costs than anticipated if demand is lower than anticipated. Any of these outcomes may result in the Company’s products being more costly to manufacture and less competitive, which could have a material adverse effect on the Company’s business, results of operations and financial condition.
Sales to customers in highly regulated industries and governmental entities can be highly competitive and require compliance with stringent regulation.
Many of the Company’s enterprise customers are either in highly regulated industries or are governmental entities and may be required to comply with more stringent regulations in connection with the implementation and use of the Company’s products and services. Highly regulated and governmental entities often require contract terms that differ from the Company’s standard arrangements and impose compliance requirements that are complicated, require preferential pricing or “most favoured nation” terms and conditions, or are otherwise time-consuming and expensive to satisfy. Government demand and payment for the Company’s products and services may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for the Company’s products and services. The additional costs associated with providing the Company’s products and services to governmental entities and highly regulated customers could harm the Company’s margins. Moreover, changes in the underlying regulatory conditions that affect these types of customers could harm the Company’s ability to efficiently provide BlackBerry products and services to them and to grow or maintain the Company’s customer base.
The Company relies on third parties to manufacture and repair its products.
The Company outsources the majority of the manufacturing and repair of its products to third parties. The resources devoted by these third parties to meet the Company’s manufacturing and repair requirements are not within the Company’s control and there can be no assurance that manufacturing or repair problems will not occur in the future.
The Company’s reliance on outsourcing its manufacturing requirements, directly and indirectly, to third parties may involve a number of risks, including:

•	failure to satisfy the Company’s manufacturing and supply requirements on a timely basis, including by failing to meet scheduled production and delivery deadlines;

•	reduced ability to ensure product quality, and to monitor and manage quality controls;

•	reduced control over costs;

•	an inability to obtain additional or substitute manufacturers when and if needed, and on a cost-effective basis;

•	reduced control over the Company’s intellectual property;

•	increased risk of counterfeit and fraudulent activities giving rise to the availability of unauthorized devices; and

•	early termination of, or failure to renew, contractual arrangements.
If the Company’s partners fail to meet the Company’s manufacturing and supply requirements on a timely basis, it could have a material adverse effect on the Company’s cost, supply or quality of finished goods and its results of operations could be materially impacted.
The Company may not be able to obtain rights to use software or components supplied by third parties.
Many of the Company’s products, including software and components, include intellectual property which must be licensed from third parties. The termination of any of these licenses, or the failure of such third parties to adequately maintain, protect or update their software or intellectual property rights, could delay the Company’s ability to offer its products while the Company seeks to implement alternative technology offered by other sources (which may not be available on commercially reasonable terms) or develop such technology internally (which would require significant unplanned investment on the Company’s part).
The Company also enables access to the Amazon Appstore to users of the BlackBerry 10.3 operating system through a licensing agreement with Amazon, and enables access to the Google Play store to PRIV users through a licensing agreement with Google. The termination of either of these licenses would significantly reduce access to popular applications and games to BlackBerry smartphone customers and may adversely affect sales of the Company’s smartphones.
In addition, certain software that the Company uses may be subject to open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses contain requirements that the Company make available source code for modifications or derivative works created by the Company based upon the type of open source software used. If the Company combines its proprietary solutions with open source software in a certain manner, the Company could, under certain of the open source licenses, be required to release the source code of the Company’s proprietary solutions to the public or offer the Company’s solutions to users at no cost. This could allow the Company’s competitors to create similar solutions with lower development effort and time and ultimately could result in a loss of revenue to the Company.
The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on the Company’s ability to commercialize its products and services. In such an event, the Company could be required to obtain licenses from third parties in order to continue offering its products and services, to re-engineer the Company’s products or services, or to discontinue the sale of its products and services in the event re-engineering cannot be accomplished on a timely basis, any of which could materially and adversely affect the Company’s business and operating results.
The Company faces substantial inventory and other asset risk, including the potential for charges related to its inventory and long-lived assets.
As the Company develops or announces new products and services, many of its older products and services will reach the end of their life cycle. The Company may decide, or may be required to, discontinue sales of certain products or services, or not pursue the development of certain products or services, as a result of such factors including expected demand, lower than expected sales, litigation or government action. As the Company discontinues the manufacturing and sale of these products and services, the Company must manage the liquidation of inventory, supplier commitments and customer expectations. In addition, the Company records a write-down for product and component inventories that have become obsolete, can no longer be sold or exceed anticipated demand or net realizable value, and accrues necessary cancellation fee reserves for orders of excess products and components. Because the Company’s markets are volatile, competitive and subject to rapid technology and price changes, there is also a risk the Company will forecast incorrectly and order or produce excess or insufficient inventories of components or products, which risk is exacerbated when making forecasts related to the introduction of new technology platforms. See also the Risk Factor entitled “The Company relies on its suppliers to supply functional components on a timely basis and in sufficient quantities”.
The Company’s business, results of operations and financial condition could be materially adversely affected in the future by the Company’s ability to manage its inventory levels and respond to short-term shifts in customer demand patterns. No assurance can be given that the Company will not incur related charges with respect to its existing or future products given the rapid and unpredictable pace of product obsolescence in the industries in which the Company competes.
Under generally accepted accounting principles in the United States, the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. As at February 29, 2016, the Company’s long-lived assets had a carrying value of approximately $1.6 billion. The assets represent items such as the Company’s network infrastructure, owned data centres and certain intellectual property, among others. The Company cannot be certain of its ability to generate sufficient cash flows to fully recover the current carrying value of these assets. If it is determined that sufficient future cash flows do not exist to support the current carrying value, the Company will be required to record an impairment charge for long-lived assets in order to adjust the value of these assets to the newly established estimated value.
The Company’s ability to maintain or increase its liquidity could be adversely affected by its ability to generate cash flow.
As of the end of fiscal 2016, the Company had cash, cash equivalents and investments of approximately $2.6 billion with $1.25 billion in indebtedness as a result of the Debenture Financing. The Company generates cash from sales of its products and services and from investment income to fund its operations and investments. The Company’s working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as timing and success of new product introductions, levels of sales, returns on the Company’s investment portfolio, timing of deliveries and collection of receivables, inventory levels, capital expenditures, operating expenses, and customer and supplier terms and conditions.
The Company’s ability to maintain or increase its cash flow and working capital could be adversely affected if it is unable to successfully drive adoption of its new products and services or exploit other opportunities for revenue growth. In addition, if the Company fails to accurately predict emerging technological trends and the changing needs of customers and end users, or the features of its new products and services do not meet the expectations or achieve acceptance of its customers, its cash flow, liquidity and financial condition could be materially harmed.
If the Company is unable to maintain or increase its cash balance, it may be required to raise additional funds through the issuance of equity, additional debt or a combination of equity and debt, or may be required to reduce or delay capital expenditures, further reduce costs, reallocate resources within the Company or consider other alternatives. Access to additional capital may not, however, be available on terms acceptable to the Company or at all. Furthermore, any future equity or equity-linked offering could be dilutive to existing shareholders and any drawdown on any future debt financing would require the Company to dedicate a portion of its cash flow to payments on indebtedness, would require the Company to comply with restrictive covenants or to meet certain financial tests, and would limit the Company’s flexibility in planning for, or reacting to, changes in its business. There can be no assurance that the Company’s strategies will be successful or that it will be able to maintain or increase its cash balance.
The Company has incurred significant indebtedness, which could adversely affect its operating flexibility and financial condition.
The Company has, and may from time to time in the future have, third-party debt service obligations pursuant to its outstanding indebtedness, which currently includes $1.25 billion aggregate principal amount of Debentures. The degree to which the Company is leveraged could have important consequences, including:

•	the Company’s ability to obtain additional debt financing for working capital, capital expenditures, strategic initiatives or other business purposes in the future may be limited;

•
a portion of the Company’s cash flow from operations or other capital resources will be dedicated to the payment of the principal of, and/or interest on, indebtedness, thereby reducing funds available for working capital, capital expenditures, strategic initiatives or other business purposes;

•
the Company may be more vulnerable to adverse economic and industry conditions as a result of its debt service obligations, including as a result of borrowings at variable rates of interest, which exposes the Company to the risk of increased interest rates; and

•	the Company’s flexibility in planning for, or reacting to changes in, its business and industry may be limited.
The Company’s ability to make scheduled payments of interest on its indebtedness will depend upon its future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive, business and other factors, many of which are beyond the Company’s control. If the Company does not have sufficient cash flow from operations, it could result in its inability to pay amounts due under its outstanding indebtedness or to fund other liquidity needs and it may be required to refinance all or part of its then existing indebtedness (including the Debentures), sell assets, reduce or delay capital expenditures or seek to raise additional capital, any of which could have a material adverse effect on the Company’s business, results of operations and financial condition.
The Debentures are subject to restrictive and other covenants that may limit the discretion of the Company and its subsidiaries with respect to certain business matters. These covenants place restrictions upon, among other things, the Company’s ability to incur additional indebtedness or provide guarantees in respect of obligations, create liens or other encumbrances, pay dividends, merge or consolidate with another entity and enter into any speculative hedging transaction. A breach of any of these covenants could result in a default under the Company’s outstanding indebtedness, which would have a material adverse effect on the Company’s business, results of operations and financial condition. In addition, certain of the Company’s competitors may operate on a less leveraged basis, or without such restrictive covenants, and therefore could have greater generating and financing flexibility than the Company.
There can be no assurance that the Company will be able to repay, restructure or refinance its indebtedness, including the Debentures, as principal amounts become due, or that it will be able to do so on terms as favourable as those currently in place. Any refinancing of the Company’s indebtedness could be at higher interest rates and may require the Company to comply with more onerous covenants, which could further restrict its operations. In addition, the terms of existing or future debt agreements, including the Indenture (as defined below in “Description of Capital Structure - Convertible Debentures”), may restrict the Company from adopting any of these alternatives. Further, upon the occurrence of a Change of Control (as defined in the Indenture), the Company would be obliged to make an offer to purchase the outstanding Debentures at a premium, which may require the Company to secure capital. If the Company is unable to refinance its indebtedness, or is only able to refinance indebtedness on less favourable terms, this may have a material adverse effect on the Company’s business, results of operations and financial condition.
The Company could be found to have infringed on the intellectual property rights of others.
Companies in the software and technology industries, including some of the Company’s current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. Although the Company believes that third-party software included in the Company’s products is licensed from the entity holding the intellectual property rights and that its products do not infringe on the rights of third parties, third parties have and will continue to assert infringement claims against the Company in the future. The Company may be subject to these types of claims either directly or indirectly through indemnities that it provides to certain of its customers, partners and suppliers against these claims. As the Company continues to develop software products and expand its portfolio using new technology and innovation, its exposure to threats of infringement may increase.
Many intellectual property infringement claims are brought by entities whose business model is to obtain patent-licensing revenues from operating companies such as the Company. Because such entities do not typically generate their own products or services, the Company cannot deter their claims based on counterclaims that they infringe patents in the Company’s portfolio or by entering into cross-licensing arrangements.
Regardless of whether patent or other intellectual property infringement claims against the Company have any merit, they could:

•	adversely affect the Company’s relationships with its customers;

•	be time-consuming and expensive to evaluate and defend, including in litigation or other proceedings;

•	result in negative publicity for the Company;

•	divert management’s attention and resources;

•	cause product and software shipment delays or stoppages;

•	subject the Company to significant liabilities;

•	require the Company to develop possible workaround solutions that may be costly and disruptive to implement; and

•	require the Company to cease certain activities or to cease selling its products and services in certain markets.
In addition, any such claim may require the Company to enter into costly royalty agreements or obtain a license for the intellectual property rights of third parties. Such licenses may not be available or they may not be available on commercially reasonable terms.
Any of the foregoing infringement claims and related litigation could have a significant adverse impact on the Company’s business and operating results, as well as the Company’s ability to generate future revenues and profits. See also “Legal Proceedings” in this AIF.
Litigation against the Company may result in adverse outcomes.
In the course of its business, the Company receives general commercial claims related to the conduct of its business and the performance of its products and services, including product liability and warranty claims, employment claims and other litigation claims, which may potentially include claims relating to improper use of, or access to, personal data.
In addition, the Company is subject to potential litigation claims arising from its disclosure practices. The Company is committed to providing a high level of disclosure and transparency and provides commentary that highlights the trends and uncertainties that the Company anticipates. Given the highly competitive and rapidly evolving mobile communications industry and the ongoing transition in the Company’s business strategy, the Company’s financial results may not follow any past trends, making it difficult to predict the Company’s financial results. Consequently, actual results may differ materially from those expressed or implied by the Company’s forward-looking statements and may not meet the expectations of analysts or investors, which can contribute to the volatility of the market price of the Company’s common shares. Despite the Company’s cautions in each earnings release, earnings conference call and securities filings that contain forward-looking statements, the Company may nevertheless be subject to potential securities litigation or enforcement actions.
Litigation resulting from these claims could be costly and time-consuming and could divert the attention of management and key personnel from the Company’s business operations. The complexity of the technology involved and the inherent uncertainty of commercial, class action, securities, employment and other litigation increases these risks. In recognition of these considerations, the Company may enter into settlements resulting in material expenditures, the payment of which could have a material adverse effect on the Company’s business, results of operation and financial condition. If the Company is unsuccessful in its defense of material litigation claims or is unable to settle the claims, the Company may be faced with significant monetary damages or injunctive relief against it that could have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition. Administrative or regulatory actions against the

Company or its employees could also have a material adverse effect on the Company’s business, BlackBerry brand, results of operations and financial condition. See also “Legal Proceedings” in this AIF.
Government regulations applicable to the Company’s products and services, including products containing encryption capabilities, could negatively impact the Company’s business.
Certain government regulations applicable to the Company’s products and services may provide opportunities for competitors or limit industry growth. For example, a change to the regulatory classification of the Company’s products and services, such as content, taxation, and licensing requirements, could place regulatory obligations commonly reserved for licensed telecommunications carriers or broadcasters on the Company. The impact of these potential obligations could vary based on the jurisdiction, but any such changes could impact whether the Company enters, maintains or expands its presence in a particular market, and whether the Company must dedicate additional resources to comply with these obligations.
Various countries have enacted laws and regulations, adopted controls, license or permit requirements, and restrictions on the export, import, and use of products or services that contain encryption technology. In addition, from time to time, governmental agencies have proposed additional regulations relating to encryption technology, such as requiring certification, notifications, review of source code, or the escrow and governmental recovery of private encryption keys. Governmental regulation of encryption technology, including the regulation of imports or exports, could harm the Company’s sales in one or more jurisdictions and adversely affect the Company’s revenues. Complying with such regulations could also require the Company to devote additional research and development resources to change the Company’s software or services or alter the methods by which the Company makes them available, which could be costly. In addition, failure to comply with such regulations could result in penalties, costs and restrictions on import or export privileges or adversely affect sales to government agencies or government funded projects.
Some of the Company’s competitors do not have the same level of encryption in their technology and some competitors may be subject to less stringent controls on the export, import, and use of encryption technologies in certain markets. Also, several countries have adopted legislation authorizing the circumvention of encryption measures in limited circumstances. These legislative provisions could potentially be used by competitors to attempt to reverse engineer or find vulnerabilities in the Company’s products and services. As a result, these competitors may be able to compete more effectively than the Company can in those markets.
The use and disclosure of user data and personal information could give rise to liabilities as a result of legal, carrier and other customer requirements.
The Company transmits and stores a large volume of data, including personal information, in the course of supporting its products and services. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world that is intended to protect the privacy and security of personal information, as well as the collection, storage, transmission, use and disclosure of such information.
The interpretation of privacy and data protection laws and their application to the Internet and mobile communications in a number of jurisdictions, is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from country to country and in a manner that is not consistent with the Company’s current data protection practices. Complying with these varying international requirements could cause the Company to incur additional costs and change the Company’s business practices. In addition, because the Company’s services are accessible worldwide, certain foreign jurisdictions may claim that the Company is required to comply with their laws, even where the Company has no local entity, employees, or infrastructure. Non-compliance could result in penalties or significant legal liability and the Company’s business, results of operations and financial condition may be adversely affected.
The Company’s network carriers or other customers, partners or members of its ecosystem may also have differing expectations or impose particular requirements for the collection, storage, processing and transmittal of user data or personal information in connection with BlackBerry products and services. Such expectations or requirements could subject the Company to additional costs, liabilities or negative publicity, and limit its future growth. In addition, governmental authorities may use the Company’s products to access certain personal data of individuals without the Company’s involvement, for example, through so-called lawful intercept capability of network infrastructure. Even a perception that the Company’s products do not adequately protect users’ privacy or data collected by the Company, made available to the Company or stored in or through the Company’s products, or that they are being used by third parties to access personal or consumer data, could impair the Company’s sales or its reputation and brand value.
In addition, laws in various countries relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for invasion of privacy, libel, slander, and other tort claims, unlawful activity, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content generated by users. Certain jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm the Company’s business.

Certain governments are also imposing requirements for the filtering of content available to end users. These requirements vary across varying jurisdictions and compliance with these requirements may be costly. Conversely, a failure to comply could result in adverse publicity, a ban on the Company’s products and services as well as other regulatory sanctions.
An expansion of the Company’s online commercial presence may also require significant additional investment in security measures to protect the transmission of confidential data, including payment information, and to augment protection for the Company’s servers and network. Any failure by the Company to implement adequate measures around security of payments, or security of confidential or personal information of the end users of the Company’s products, could result in regulatory enforcement or potential litigation and have a detrimental impact on the BlackBerry brand and the Company’s reputation.
The Company’s business is subject to risks inherent in foreign operations, including fluctuations in foreign currencies.
Sales outside of North America account for a significant portion of the Company’s revenue. The Company maintains offices in a number of foreign jurisdictions and intends to continue to pursue international market growth opportunities. The Company has limited experience conducting business in some of these jurisdictions and it may not be aware of all the factors that may affect its business in these jurisdictions. The Company is subject to a number of risks associated with its foreign operations that may increase liability and costs, lengthen sales cycles and require significant management attention. These risks include:

•
compliance with the laws of the United States, Canada and other countries that apply to the Company’s international operations, including import and export legislation, lawful access, privacy laws and anti-corruption laws;

•	increased reliance on third parties to establish and maintain foreign operations;

•	complications in compliance with, and unexpected changes in, foreign regulatory requirements, including requirements relating to content filtering and requests from law enforcement authorities;

•	trading and investment policies;

•	consumer protection laws that impose additional obligations on the Company or restrict the Company’s ability to provide limited warranty protection;

•	instability in economic or political conditions, including inflation, recession and actual or anticipated military conflicts, social upheaval or political uncertainty;

•	foreign exchange controls and cash repatriation restrictions (such as those recently experienced by the Company in Venezuela and Argentina);

•	tariffs and other trade barriers;

•	increased credit risk and difficulties in collecting accounts receivable;

•	potential adverse tax consequences;

•	uncertainties of laws and enforcement relating to the protection of intellectual property or secured technology;

•	litigation in foreign court systems;

•	cultural and language differences; and

•	difficulty in managing a geographically dispersed workforce in compliance with local laws and customs that vary from country to country.
In addition, the Company is exposed to foreign exchange risk as a result of transactions in currencies other than its U.S. dollar functional currency. The majority of the Company’s revenue and purchases of raw materials are denominated in U.S. dollars. However, some revenue, a substantial portion of operating costs, including salaries and manufacturing overhead, as well as capital expenditures, are incurred in other currencies, primarily Canadian dollars, Euros and British Pounds. If the Canadian dollar appreciates relative to the U.S. dollar, the Company’s Canadian dollar denominated expenses will increase when converted to U.S. dollars for financial reporting purposes. If the Euro depreciates relative to the U.S. dollar, the Company’s Euro denominated revenues will decrease when translated to U.S. dollars for financial reporting purposes. Foreign exchange rate fluctuations may materially affect the Company’s results of operations in future periods. For more details, please refer to the discussion of foreign exchange and income taxes in the Company’s MD&A for the fiscal year ended February 29, 2016.
All of the above factors may have a material adverse effect on the Company’s business, results of operations and financial condition and there can be no assurance that the policies and procedures implemented by the Company to address or mitigate these risks will be successful, that Company personnel will comply with them, or that the Company will not experience these factors in the future.
Defects in the Company’s products and services can be difficult to detect and remedy. If defects occur, they could have a material adverse effect on the Company’s business.
The Company’s products and services are highly complex and sophisticated and may contain design defects, errors or security vulnerabilities that are difficult to detect and correct. Errors may be found in new products or services or improvements to existing products or services after delivery to the Company’s customers. If these defects are discovered, the Company may not be able to successfully correct them in a timely manner or at all. The occurrence of defects, errors or vulnerabilities in the

Company’s products or services could result in the delay or the denial of their market acceptance and may harm the Company’s reputation, and correcting such defects, errors or vulnerabilities could require significant expenditures by the Company. In addition, the failure of the Company’s products or services to perform to end user expectations could give rise to product liability and warranty claims. The consequences of any such defects, errors, vulnerabilities and claims could have a material adverse effect on the Company’s business, results of operations and financial condition.
In some cases, if design defects, errors or vulnerabilities affect a product’s safety or regulatory compliance, then such product may need to be recalled. Depending on the nature of the defect and the number of products, the Company may be forced to incur substantial recall costs, in addition to the costs associated with the potential loss of future orders and the damage to the Company’s reputation. Recalls involving regulatory agencies could also result in fines and additional costs. Recalls could also result in third-party litigation, including class action litigation by persons alleging common harm resulting from the purchase of the Company’s products.
The Company’s business could be negatively affected as a result of actions of activist shareholders.
Publicly-traded companies have increasingly become subject to campaigns by investors seeking to advocate certain governance changes or corporate actions such as financial restructuring, special dividends, share repurchases or even sales of assets or the entire company. Activist shareholders have publicly advocated for certain governance and strategic changes at the Company in the past, and the Company could be subject to additional shareholder activity or demands in the future. Given the challenges the Company has encountered in its business in recent years, recent changes to the Company’s governance and strategic focus may not satisfy such shareholders who may attempt to promote or effect further changes, or acquire control over the Company. Responding to proxy contests, media campaigns and other actions by activist shareholders would be costly and time-consuming, disrupt the Company’s operations and would divert the attention of the Board and senior management from the pursuit of its business strategies, particularly its ability to implement its new strategic initiatives, which could adversely affect the Company’s results of operations, financial condition and prospects. If individuals are elected to the Board with a specific agenda to increase short-term shareholder value, it may adversely affect or undermine the Company’s ability to effectively implement its strategic iniatiatives. Perceived uncertainties as to the Company’s future direction as a result of shareholder activism could also result in the loss of potential business opportunities, and may make it more difficult to attract and retain qualified personnel and business partners.
The Company may not be successful in supplementing or managing its catalogue of third-party applications.
The Company believes decisions by customers to purchase its hardware products depend in part on the availability and compatibility of software applications and services that are developed and maintained by third-party software developers. The Company may not be able to convince developers to develop and maintain native applications for BlackBerry 10 smartphones without valuable incentives from the Company, or at all. The loss of, or inability to maintain these relationships may affect the desirability of the Company’s products and, hence, the Company’s revenue from the sale of its products, particularly to consumers. If the Company is unable to successfully manage its applications catalogue, the success of the Company’s BlackBerry smartphones and future products and services may be materially and adversely affected.
Failure of the Company’s suppliers, subcontractors, third-party distributors and representatives to use acceptable ethical business practices or to comply with applicable laws could negatively impact the Company’s business.
The Company expects its suppliers and subcontractors to operate in compliance with applicable laws, rules and regulations regarding working conditions, labour and employment practices, environmental compliance, anti-corruption, and patent and trademark licensing, as detailed in the Company’s Supplier Code of Conduct. However, the Company does not directly control their labour and other business practices. If one of the Company’s suppliers or subcontractors violates applicable labour, anti-corruption or other laws, or implements labour or other business practices that are regarded as unethical, or if a supplier or subcontractor fails to comply with procedures designed by the Company to adhere to existing or proposed regulations, the shipment of finished products to the Company could be interrupted, orders could be canceled, relationships could be terminated, the Company’s reputation could be damaged, and the Company may be subject to liability. Any of these events could have a negative impact on the Company’s business, results of operations and financial condition.
The Company is subject to risks related to health and safety and hazardous materials usage regulations, and to network certification risks.
The Company must comply with a variety of laws, standards and other requirements governing, among other things, health and safety, hazardous materials usage, packaging and environmental matters, and its products must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions in which they are manufactured or sold. Although the Company’s products and solutions are designed to meet relevant safety standards and recommendations globally, when used as directed, any perceived risk of adverse health effects of wireless communication devices could materially adversely affect the Company through a reduction in sales. The failure to comply with regulatory requirements can subject the Company to regulatory and/or civil liability, additional costs (including fines) and reputational harm, and in severe cases prevent it from selling its products in certain jurisdictions.

As a result of varying and developing regulatory requirements throughout the world, the Company faces increasingly complex procurement and design challenges, which, among other things, require the Company to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and to re-design its hardware products so that the products comply with the many requirements applicable to them. There can be no assurance that the costs of complying with and the liabilities arising from current and future health and safety, environmental (including climate change regulation) and other laws, standards and regulatory requirements (including legislation relating to certain minerals that are used in the mobile communications industry) will not adversely affect the Company’s business, results of operations or financial condition.
In addition to complying with regulatory requirements, product manufacturers must obtain certification from the networks upon which their products operate. Failure to maintain regulatory approvals or network certifications for the Company’s current products or a failure to obtain required regulatory approvals or network certifications for any new products on a timely basis could have a material adverse effect on the Company’s business, results of operations and financial condition.
There are costs and other burdens associated with regulations regarding conflict minerals.
In fiscal 2015, the SEC adopted new disclosure requirements implementing Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 for manufacturers of products containing certain minerals that are mined from the Democratic Republic of Congo and adjoining countries. These so-called “conflict minerals” are commonly found in metals used in the manufacture of certain of the Company’s products. The disclosure requirements may limit the sourcing and availability, or may increase the costs, of some of the metals used in the manufacture of the Company’s products. The effect may also reduce the number of suppliers who provide conflict-free metals, and may affect the Company’s ability to obtain products in sufficient quantities or at competitive prices. Also, since the Company’s supply chain is complex, the Company may face reputational challenges if it is unable to sufficiently verify, through its due diligence procedures, the origins for all metals used in its products or if it discloses that it is unable to determine whether “conflict minerals” are contained in its products.
The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.
As a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act, the Company is currently exempt from certain of the provisions of the U.S. federal securities laws. For example, the U.S. proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. To be considered a foreign private issuer, a company must satisfy a United States shareholder test (less than 50% of the voting securities of a company must be held by residents of the United States) or a three part business contacts test. A substantial number of the outstanding voting securities of the Company are directly or indirectly held of record by residents of the United States. If the Company loses its status as a foreign private issuer, these regulations would apply and it would also be required to commence reporting on forms required of U.S. domestic companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to the Company, such as Forms 40-F and 6-K. Compliance with the additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require the Company’s management to devote substantial time and resources to comply with new regulatory requirements. The Company would also no longer be able to utilize the significant benefits afforded by the U.S./Canada multijurisdictional disclosure system, which generally permits eligible Canadian companies to use Canadian disclosure documents to satisfy continuous reporting requirements in both Canada and the United States, and allows Canadian companies to make offers and sales of securities to the public in the United States using a Canadian prospectus that is subject to review by the principal Canadian regulator, thereby avoiding the costs and delays associated with duplicative and sometimes conflicting regulatory requirements. In addition, the Company would not be able to benefit from certain exemptions available to foreign private issuers that it has used in the past, including its ability to comply with the rules of the TSX in lieu of certain NASDAQ listing requirements.
Copyright levies in numerous countries for the sale of products may negatively impact the Company’s business.
The Company faces the possibility of copyright levies from collecting societies in European and other countries for the sale of certain BlackBerry products that might be used for the private copying of copyright protected works. The collecting societies argue that copyright levies should apply to such products because they include audio/video recording functionality, such as an MP3 player or storage capability, despite the fact that such products are not primarily intended to act as a recording device. If these levies are imposed, the Company’s financial results may be negatively impacted. Furthermore, the Company may be required to pay copyright levies on products and services used by consumers to copy or stream copyrighted works. Non-compliance with these legal requirements could result in fines, imprisonment of local executives, and sanctions on the import and/or use of the Company’s products or services.
Tax provision changes, the adoption of new tax legislation or exposure to additional tax liabilities could materially impact the Company’s financial condition.
The Company is subject to income, indirect (such as sales tax, sales and use tax and value-added tax) and other taxes in Canada and numerous foreign jurisdictions. Significant judgment is required in determining its worldwide liability for income, indirect and other taxes, as well as potential penalties and interest. In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although the Company believes that its tax estimates are reasonable, there can be no assurance that the final determination of any tax audits will not be materially different from that which is reflected in historical income, indirect and other tax provisions and accruals. Should additional taxes or penalties and interest be assessed as a result of an audit, litigation or changes in tax laws, there could be a material adverse effect on the Company’s current and future results and financial condition. In addition, there is a risk of recoverability of future deferred tax assets.
The Company’s future effective tax rate will depend on the relative profitability of the Company’s domestic and foreign operations, the statutory tax rates and taxation laws of the related tax jurisdictions, the tax treaties between the countries in which the Company operates, the timing of the release, if any, of the valuation allowance, and the relative proportion of research and development incentives to the Company’s profitability.
The market price of the Company’s common shares is volatile.
The market price of the Company’s outstanding common shares has been and continues to be volatile, due in part to uncertainty relating to the Company’s ability to implement and realize the benefits of its ongoing strategic initiatives. The market price of the Company’s shares may fluctuate significantly in response to the risks described elsewhere in these Risk Factors, as well as numerous other factors, many of which are beyond the Company’s control, including: (i) announcements by the Company or its competitors of new products and services, acquisitions, customer wins or strategic partnerships; (ii) forward-looking financial guidance provided by the Company, any updates to this guidance, or the Company’s failure to meet this guidance; (iii) quarterly and annual variations in operating results, which are difficult to forecast, and the Company’s financial results not meeting the expectations of analysts or investors; (iv) recommendations by securities analysts or changes in earnings estimates; (v) the performance of other technology companies or the increasing market share of such companies; (vi) results of existing or potential litigation; (vii) trading volume; or (viii) market rumours.
In addition, broad market and industry factors may decrease the market price of the Company’s common shares, regardless of the Company’s operating performance. The stock market in general, and the securities of technology companies in particular, have often experienced extreme price and volume fluctuations. Periods of volatility in the overall market and in the market price of the Company’s securities may prompt securities class action litigation against the Company which, if not resolved swiftly, can result in substantial costs and a diversion of management’s attention and resources. See also the Risk Factor entitled “Litigation against the Company may result in adverse outcomes” and the “Legal Proceedings” section in this AIF.
Adverse economic and geopolitical conditions may negatively affect the Company.
A slowdown in capital spending by end users of the Company’s products and services, coupled with existing economic and geopolitical uncertainties globally and in the Company’s target vertical markets, could substantially reduce the demand for the Company’s products and services and adversely affect the Company’s business, results of operations and financial condition.
Current and future conditions in the domestic and global economies remain uncertain, and it is difficult to estimate the level of economic activity for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which the Company participates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of economic activity in the markets that the Company serves and demand for its products and services, economic uncertainties make it difficult to estimate future income and expenditures.
Economic or geopolitical uncertainties may cause end users to reduce their IT budgets or reduce or cancel orders for the Company’s products and services. Network carriers may further reduce device subsidies that they offer to end users or attempt to extend the periods of contracts that obligate end users to use a certain device. Any such developments could have a material adverse impact on the Company’s business, results of operations and financial condition.
In addition, acts of terrorism and the outbreak of hostilities and armed conflicts within or between countries have created and may continue to create uncertainties that may affect the global economy and could have a material adverse effect on the Company’s business, results of operations and financial condition.
A significant portion of the Company’s assets are held in cash, cash equivalents, and short-term or long-term investments, all of which are subject to market and credit risk.
The Company had total cash, cash equivalents and investments of $2.6 billion as at February 29, 2016, compared to $3.3 billion as at February 28, 2015. Cash equivalents, short term and other investments are invested primarily in debt securities of varying maturities. Consequently, the Company is exposed to interest rate risk and its results of operations may be adversely affected by changes in interest rates. The fair value of short term and other investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates.
Additionally, the Company is exposed to credit risk on its investment portfolio. While the Company’s investment policies include investing in liquid, investment-grade securities and limiting investments in any single issuer, there can be no assurance that such investment policies will reduce or eliminate market or credit risks. See “Market Risk of Financial Instruments” in the

Company’s MD&A for the fiscal year ended February 29, 2016 for a discussion of credit risk related to the Company’s investment portfolio.
The Company expects its quarterly revenue and operating results to fluctuate.
The Company’s profit margins vary across its products and distribution channels. Gross margins on the Company’s products vary across product lines and can change over time as a result of product transitions, pricing and configuration changes, and component, warranty, and other cost fluctuations. In addition, the Company’s gross margin and operating margin percentages, as well as overall profitability, may be materially adversely impacted as a result of a shift in product, geographic or channel mix, component cost increases, price competition, or the introduction of new products, including those that have higher cost structures with flat or reduced pricing.
New product introductions can significantly impact net sales, product costs and operating expenses. The Company could also be subject to unexpected developments late in a quarter, such as lower-than-anticipated demand for the Company’s products, issues with new product introductions, an internal systems failure, or failure of one of the Company’s logistics, components supply, or manufacturing partners.
Future issuances of common shares by the Company, including upon any conversion of the Debentures, will be dilutive to existing shareholders.
The Company is authorized to issue an unlimited number of voting common shares, an unlimited number of non-voting Class A common shares and an unlimited number of preferred shares issuable in series on terms and conditions established by the Board, generally without the approval of shareholders. Existing shareholders have no pre-emptive rights in connection with such further issues. During fiscal 2014, the Company issued $1.25 billion aggregate principal amount of Debentures, which may be converted at the holders’ option for up to 125,000,000 common shares (subject to adjustment in certain circumstances). If the Debentures were converted in full as at February 29, 2016, the common shares issued would represent approximately 19.3% of the Company’s then outstanding common shares. Subject to TSX and NASDAQ rules requiring shareholder approval, the Company may make future acquisitions or enter into financings or other transactions involving the issuance of common shares or securities convertible into common shares, which may be dilutive to existing shareholders. Sales or issuances of substantial numbers of common shares, or the perception that such sales could occur, may adversely affect prevailing market pricing for the Company’s common shares.
There could be adverse tax consequences for the Company’s shareholders in the United States if the Company is or was a passive foreign investment company.
Under U.S. federal income tax laws, if a company is, or for any past period was, a passive foreign investment company (“PFIC”), there could be adverse U.S. federal income tax consequences to U.S. shareholders even if the Company is no longer a PFIC. The determination of whether the Company is a PFIC is a factual determination made annually based on various facts and circumstances and thus is subject to change, and the principles and methodology used in determining whether a company is a PFIC are subject to interpretation. While the Company does not believe that it is currently or has been a PFIC, there can be no assurance that the Company was not a PFIC in the past and will not be a PFIC in the future. U.S. shareholders are urged to consult their tax advisors concerning U.S. federal income tax consequences of holding the Company’s common shares if the Company is or has been considered a PFIC.
DIVIDEND POLICY AND RECORD
The Company has not paid any cash dividends on its common shares during the last three fiscal years. The Company will consider paying dividends on its common shares in the future when circumstances permit, having regard to, among other things, the Company’s earnings, cash flows and financial requirements, as well as relevant legal and business considerations.
DESCRIPTION OF CAPITAL STRUCTURE
The Company’s authorized share capital consists of an unlimited number of voting common shares without par value, an unlimited number of non-voting, redeemable, retractable class A common shares without par value, and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares without par value, issuable in series. Only common shares are issued and outstanding.
Common Shares
Each common share is entitled to one vote at meetings of the shareholders and to receive dividends if, as and when declared by the Board. Dividends which the Board determines to declare and pay shall be declared and paid in equal amounts per share on the common shares and class A common shares at the time outstanding without preference or distinction. Subject to the rights of holders of shares of any class of share ranking prior to the common shares and class A common shares, holders of common shares and class A common shares are entitled to receive the Company’s remaining assets ratably on a per share basis without preference or distinction in the event that it is liquidated, dissolved or wound-up.

Class A Common Shares
The holders of class A common shares are not entitled to receive notice of, or attend or vote at, any meeting of the Company’s shareholders, except as provided by applicable law. Each such holder is entitled to receive notice of, and to attend, any meetings of shareholders called for the purpose of authorizing the dissolution or the sale, lease or exchange of all or substantially all of the Company’s property other than in the ordinary course of business and, at any such meeting, shall be entitled to one vote in respect of each class A common share on any resolution to approve such dissolution, sale, lease or exchange. Dividends are to be declared and paid in equal amounts per share on all the common shares and the class A common shares without preference or distinction. Subject to the rights of holders of any class of share ranking prior to the common shares and class A common shares, in the event that the Company is liquidated, dissolved or wound-up, holders of common shares and class A common shares are entitled to receive the remaining assets ratably on a per share basis without preference or distinction.
The Company authorized for issuance the class A common shares when the Company was a private company to permit employees to participate in equity ownership. Class A common shares previously issued by the Company to such employees were converted on a one-for-one basis into common shares in December 1996. At this time, the Company has no plans to issue further class A common shares.
Preferred Shares
The holders of preferred shares are not entitled to receive notice of, or to attend or vote at, any meeting of the Company’s shareholders, except as provided by applicable law. Preferred shares may be issued in one or more series and, with respect to the payment of dividends and the distribution of assets in the event that the Company is liquidated, dissolved or wound-up, rank prior to the common shares and the class A common shares. The Board has the authority to issue series of preferred shares and determine the price, number, designation, rights, privileges, restrictions and conditions, including dividend rights, of each series without any further vote or action by shareholders. The holders of preferred shares do not have pre-emptive rights to subscribe to any issue of the Company’s securities. At this time there are no preferred shares outstanding and the Company has no plans to issue any preferred shares.
Convertible Debentures
The following is a summary of the material attributes and characteristics of the Debentures. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Indenture (as defined below). Reference is made to the Indenture, which has been filed on SEDAR at www.sedar.com and with the SEC at www.sec.gov, for complete descriptions of the Debentures.
General
The Debentures are direct, unsecured debt obligations of the Company and are issued under an indenture (the “Trust Indenture”) dated as of November 13, 2013 between the Company, as issuer, BlackBerry Corporation, BlackBerry UK Limited, BlackBerry Finance, LLC and BlackBerry Singapore Pte. Limited, as guarantors (collectively, the “Guarantors”) and Computershare Trust Company of Canada, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of December 12, 2013 between the same parties (the “First Supplemental Indenture”) and a second supplemental indenture dated as of April 30, 2014 between the same parties (the “Second Supplemental Indenture”, and together with the First Supplemental Indenture and the Trust Indenture, the “Indenture”). The Debentures are limited in the aggregate principal amount of $1,250,000,000.
The Debentures have a maturity date of November 13, 2020 (the “Maturity Date”), subject to the prior conversion, redemption or payment thereof as provided by the Indenture.
Each of the Guarantors has separately guaranteed the payment of principal, premium (if any) and interest and other amounts due under the Debentures, and the performance of all other obligations of the Company under the Indenture (the “Guarantees”). Other significant subsidiaries of the Company may be required to provide such Guarantees where they satisfy certain financial tests.
Interest
The Debentures bear interest at a rate of 6% per annum, payable in equal quarterly instalments in arrears on the last day of February, May, August and November of each year. If an Event of Default (as defined below) has occurred and is continuing, the Debentures will bear interest at a rate of 10% per annum during the period of the default.
Subordination
The Debentures rank pari passu with one another, in accordance with their tenor without discrimination, preference or priority and, subject to statutory preferred exceptions, shall rank equally with all other present and future unsubordinated unsecured

Indebtedness (as defined below) of the Company, other than the Specified Senior Indebtedness (as defined below) of the Company and the Guarantors. No payments shall be made on account of the Debentures during any default of payment when due of any principal, interest or other amount owing with respect to Specified Senior Indebtedness, unless such Specified Senior Indebtedness shall first have been paid in full or provided for. The Trustee, on behalf of the holders of Debentures (the “Holders”), may from time to time enter into subordination agreements with Senior Creditors (as defined below) to reflect the relative priorities of the Holders and such Senior Creditors.
Conversion Privilege
Each Holder shall have the right at its option to convert each $1,000 principal amount of its Debentures into common shares at any time prior to the third business day prior to the Maturity Date. Common shares will be issued based on a conversion price of $10.00 principal amount of Debentures per share (the “Conversion Price”), subject to adjustment in certain circumstances.
Redemption Right
The Debentures will not be redeemable prior to November 13, 2016. On or after November 13, 2016, but prior to November 13, 2017, the Debentures will be redeemable at the Company’s sole option, on not more than 60 days’ and not less than 40 days’ prior written notice, in whole or in part, at a price equal to 104% of the principal amount thereof, plus accrued and unpaid interest. The percentage of principal amount at which the Debentures may be redeemed will decrease by 1% for each successive one year period thereafter to the Maturity Date.
Change of Control
If a change of control of the Company occurs involving: (i) the acquisition by any person or groups of persons acting jointly or in concert, directly or indirectly, in a single transaction or a series of related transactions, of voting control or direction over more than 35% of the then-outstanding common shares; (ii) the acquisition by any person (other than the Company or any of the Guarantors) or one or more members of a group of persons acting jointly or in concert (other than a group consisting solely of two or more of the Company and any of the Guarantors), directly or indirectly, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or (iii) the completion of a merger, amalgamation, arrangement or similar transaction which results in holders of the Company’s common shares immediately prior to the completion of the transaction holding less than 50% of the then outstanding common shares of the resulting entity after the completion of the transaction (a “Change of Control”), the Company is required to make an offer (a “Repayment Offer”) to purchase all or, at the option of the Holders, a portion (in integral multiples of $1,000) of the principal amount of the Debentures held by such Holders, at a price equal to 115% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Change of Control Repurchase Date (as defined in the Indenture) (the “Change of Control Repurchase Price”). The Company is not required to make that Repayment Offer to Fairfax or its affiliates, or any of their joint actors, if they caused such a Change of Control. Any Debentures so repurchased will be cancelled and may not be reissued or resold.
Certain Covenants
The Company is bound by certain covenants under the Indenture. Positive covenants include: (i) payment of the Trustee’s remuneration; (ii) maintenance of corporate existence and books of account; and (iii) payment of principal, premium (if any) and interest on the Debentures when due and payable. Reporting covenants include: (i) provision of an annual compliance certificate regarding compliance with the terms of the Indenture and confirming that no Events of Default have occurred under the Indenture; (ii) provision of notice of an Event of Default or any event which, with the passing of time or giving of notice, would constitute an Event of Default; and (iii) provision of public disclosure documents to the Trustee or Holders in certain circumstances. Subject to customary exceptions, negative covenants include: (i) no liens on assets of the Company or its subsidiaries, except Permitted Liens (as defined in the Indenture, which include customary liens arising by operation of law, liens securing Specified Senior Indebtedness, Purchase Money Security Interests (as defined below) securing permitted Indebtedness, liens on real property incurred in connection with a sale and leaseback of permitted Indebtedness, and any other lien not prohibited by the Company’s asset-backed lending facility (now terminated), subject to compliance with restrictions on incurring Indebtedness); (ii) a limitation on amalgamations and mergers except in compliance with customary successor entity provisions; and (iii) a limitation on dividends, dividend increases and speculative hedging transactions.
The Company and its subsidiaries are restricted, without consent of Holders of 66-2/3% of the outstanding Debentures, from incurring any indebtedness or permitting any indebtedness to be outstanding, other than:

(a)	the Debentures and the Guarantees;

(b)	Specified Senior Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $550,000,000;

(c)	Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $450,000,000, comprised of:

(i)	Indebtedness secured by a Purchase Money Security Interest including Capital Leases (as defined below);

(ii)	Indebtedness incurred in connection with a sale and leaseback of real property;

(iii)	Indebtedness incurred under a securitization or factoring of receivables;

(iv)	Indebtedness of any subsidiary acquired by the Company or its subsidiaries that existed prior to such acquisition and not incurred in contemplation of such acquisition;

(v)	Indebtedness incurred to finance insurance premiums;

(vi)	other Indebtedness (other than Specified Senior Indebtedness) provided that such Indebtedness shall be unsecured; or

(vii)	Indebtedness incurred to refinance any Indebtedness referred to in clauses (i) through (iv) above.
Events of Default
The Indenture provides for such events of default as are customary for indebtedness of this type (each, an “Event of Default”) including: (i) a default in payment of any principal amount, purchase price or any Change of Control Repurchase Price when due; (ii) a default in payment of interest on any Debentures when due and the continuance of such default for 10 days; (iii) a default in maintaining the Company’s reporting issuer status or the listing of the common shares, or in providing an opinion in respect of new Guarantors, and the continuance of such default for five business days; (iv) a default in the delivery of common shares or cash due upon conversion of Debentures, and the continuance of such default for three business days; (v) a default by the Company or any Guarantor in performing or observing any of the other covenants, agreements or material obligations of the Company or the Guarantor under the Indenture, and the continuance of such default for 30 days after written notice to the Company by the Trustee or by the Holders of not less than 25% in principal amount of outstanding Debentures requiring the same to be remedied; (vi) the failure to make a Repayment Offer following the occurrence of a Change of Control; (vii) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor; (viii) any of the Guarantees being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of a Guarantor, denying or disaffirming its obligations under its Guarantee; (ix) (A) if the Company or any Guarantor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount on any Indebtedness that is outstanding in an aggregate principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (B) if the Company or any Guarantor is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and in each case as a consequence of such default or condition such Indebtedness has become or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (C) as a consequence of the occurrence or continuation of any event or condition (other than (a) the passage of time or (b) the right of the holder of Indebtedness to convert such Indebtedness into equity interests or (c) any mandatory prepayment provisions in an agreement governing Indebtedness unless such provisions also require the permanent prepayment of all Indebtedness then outstanding and, if applicable, the permanent cancellation of all other amounts available to be borrowed under such agreement), the Company or any Guarantor has become obligated to purchase or repay Indebtedness (including any Specified Senior Indebtedness but excluding the Debentures) before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of more than $50,000,000 (or its equivalent in the relevant currency of payment); and (x) if the Company or any of its subsidiaries fails to pay final judgments aggregating in excess of an amount greater than $50,000,000 in cash (net of any amounts for which an insurance company is liable) rendered against the Company or any of its subsidiaries by a court of competent jurisdiction, which judgments are not paid, discharged or stayed for a period of 30 days after such judgments become final and non-appealable.
If an Event of Default has occurred and is continuing (other than an Event of Default due to an event of bankruptcy or insolvency), the Trustee may, in its discretion, and shall, at the written request of Holders of not less than 25% of the aggregate principal amount of the Debentures then outstanding, declare the principal of (and premium, if any), together with accrued interest on all outstanding Debentures to be immediately due and payable. If an Event of Default due to an event of bankruptcy or insolvency occurs, the principal of (and premium, if any), together with accrued interest on all outstanding Debentures will immediately become due and payable without any action on the part of the Trustee or any Holders of Debentures. The Holders of more than 66-2/3% of the principal amount of outstanding Debentures may, on behalf of the Holders of all outstanding Debentures, waive an Event of Default in the manner set forth below under “Modification or Waiver”.
Modification or Waiver
The rights of the Holders may be modified or waived in accordance with the terms of the Indenture. For that purpose, among others, the Indenture contains certain provisions which will make binding on all Holders resolutions passed at meetings of the Holders (which may be called by the Company or the Trustee upon not less than 21 days’ notice) by votes cast thereat by Holders of not less than 66-2/3% including waivers for certain events of default, or in the case of Extraordinary Resolutions (as defined in the Indenture) and waivers of certain defaults in payment or delivery of shares not less than 90%, of the aggregate principal amount of the Debentures present at the meeting or represented by proxy, provided that a quorum for all meetings of Holders of Debentures will be at least 25% of the aggregate principal amount of outstanding Debentures represented in person or by proxy, or rendered by instruments in writing signed by the Holders of not less than 66-2/3%, or in the case of Extraordinary Resolutions not less than 90%, of the aggregate principal amount of the Debentures then outstanding. In addition, without the approval of Holders by Extraordinary Resolution, the Indenture may not be amended to: (i) alter the manner of calculation of or rate of accrual of interest on the Debentures or change the time of payment; (ii) make the Debentures convertible into securities other than common shares; (iii) change the Maturity Date or any instalment of interest on the Debentures; (iv) reduce the principal amount or Change of Control Repurchase Price with respect to the Debentures; (v) make any change that adversely affects the rights of Holders to require the Company to purchase the Debentures at the option of Holders; (vi) impair the right to institute suit for the enforcement of payments or the conversion of the Debentures; (vii) change the currency of payment of principal of, or interest on, the Debentures; (viii) except as contemplated by the Indenture, change the Conversion Price or otherwise adversely affect the Holders’ conversion rights; (ix) release any of the Guarantors from any of their obligations under a Guarantee provided for in the Indenture, except in accordance with the Indenture; or (x) change the provisions in the Indenture that relate to modifying or amending the Indenture.
Defined Terms
In the foregoing summary, the following terms have the meanings set forth below:
“Capital Lease” means, with respect to any Person (as defined in the Indenture), any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with U.S. GAAP (as in effect on the date of the Indenture), is required to be classified and accounted for as a capital lease on a balance sheet of such Person;
“Indebtedness” means, with respect to a person, and without duplication:

(a)	indebtedness of such person for monies borrowed or raised, including any indebtedness represented by a note, bond, debenture or other similar instrument of such person;

(b)	reimbursement obligations of such person arising from bankers’ acceptance, letters of credit or letters of guarantee or similar instruments;

(c)
indebtedness of such person for the deferred purchase price of property or services, other than for consumable non-capital goods and services purchased in the ordinary course of business, including arising under any conditional sale or title retention agreement, but excluding for greater certainty ordinary course accounts payable;

(d)	obligations of such person under or in respect of Capital Leases, synthetic leases, Purchase Money Security Interests or sale and leaseback transactions;

(e)	the aggregate amount at which shares in the capital of such person that are redeemable at fixed dates or intervals or at the option of the holder thereof may be redeemed; and

(f)	guarantees or liens granted by such person in respect of Indebtedness of another person;
“Purchase Money Security Interest” means a lien created or incurred by the Company or one of its subsidiaries securing Indebtedness incurred to finance the acquisition of property (including the cost of installation thereof), provided that (i) such lien is created substantially simultaneously with the acquisition of such property, (ii) such lien does not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased subsequent to such acquisition, and (iv) the principal amount of Indebtedness secured by any such lien at no time exceeds 100% of the original purchase price of such property and the cost of installation thereof, and for the purposes of this definition the term “acquisition” includes a Capital Lease;
“Senior Creditor” means a holder or holders of Specified Senior Indebtedness and includes any representative or representatives or trustee or trustees of any such holder or holders; and
“Specified Senior Indebtedness” means, without duplication, the Indebtedness under the Company’s asset-backed lending facility (now terminated) and such other indebtedness as the Company shall designate as “Specified Senior Indebtedness” by notice to the Trustee in writing; provided that the aggregate principal amount of Specified Senior Indebtedness shall not exceed $550,000,000 at any one time outstanding; provided, further, that all Specified Senior Indebtedness must constitute:

(a)	Indebtedness referred to in paragraphs (a) and (b) of the definition of Indebtedness above;

(b)	renewals, extensions, restructurings, refinancings and refundings of any such Indebtedness; and

(c)	guarantees of any of the foregoing.
MARKET FOR SECURITIES OF THE COMPANY
The Company’s common shares are listed and posted for trading on the TSX under the symbol “BB” and are listed on NASDAQ under the symbol “BBRY”. The volume of trading and price ranges of the Company’s common shares on the TSX and NASDAQ during the previous fiscal year are set out in the following table:

	Common Shares – TSX		Common Shares – NASDAQ
Month	Price Range (CDN $)	Average Daily Volume	Price Range (US $)	Average Daily Volume
March 2015	$10.93-$14.23	2,517,597	$8.59-$11.45	12,206,405
April 2015	$11.17-$12.67	1,464,493	$8.85-$10.46	7,126,611
May 2015	$11.68-$13.28	1,668,164	$9.71-$11.09	7,962,857
June 2015	$10.01-$12.40	1,796,345	$8.04-$9.94	9,887,489
July 2015	$9.30-$10.56	1,402,794	$7.15-$8.28	8,208,593
August 2015	$8.56-$10.28	1,256,211	$6.41-$7.81	6,103,417
September 2015	$8.02-$10.35	1,789,418	$5.96-$7.82	7,677,283
October 2015	$7.99-$9.94	1,321,034	$6.03-$7.56	5,389,311
November 2015	$9.50-$10.95	1,353,999	$7.15-$8.25	6,500,604
December 2015	$9.86-$13.12	2,393,709	$7.28-$9.46	9,490,353
January 2016	$9.21-$12.86	2,473,962	$6.33-$9.22	9,150,024
February 2016	$8.94-$10.67	1,660,080	$6.39-$7.89	4,816,563
In addition, the Debentures have been listed on the TSX since May 2014, under the symbol “BB.DB.U”. There is limited trading in the Debentures. During fiscal 2016, an aggregate of $68,866,135 principal amount of Debentures was traded on only seven days on the TSX, at prices ranging from $115.00 to $125.50.

NORMAL COURSE ISSUER BID

Pursuant to a Notice of Intention to Make a Normal Course Issuer Bid dated June 25, 2015, the Company commenced a normal course issuer bid (“NCIB”) to purchase up to 12 million common shares of the Company, representing approximately 2.5% of the public float of common shares outstanding as of June 22, 2015. The purpose of the NCIB is to offset dilution from the Company’s employee share purchase plan and an amendment to the Company’s equity incentive plan increasing the number of shares available thereunder, both as approved by the shareholders of the Company on June 23, 2015.

Daily purchases are limited to 578,619 common shares, other than block purchases. The NCIB commenced on June 29, 2015 and will terminate on June 28, 2016 or on such earlier date as the Company may complete its purchases under the NCIB.

On September 24, 2015, the Board authorized an increase in the number of common shares that may be purchased for cancellation under the NCIB by up to 15 million common shares, subject to regulatory approval. On January 29, 2016 the Company sought and received regulatory approval from the TSX to increase the maximum number of common shares that may be repurchased from 12 million common shares to 27 million common shares, or 5.8% of the public float as of June 22, 2015. The Company also announced that it had entered into an automatic purchase plan with its designated broker to allow for purchases of up to 2,685,524 common shares in connection with the NCIB.

During the year ended February 29, 2016, the Company repurchased 12,606,978 million common shares at a cost of approximately $93 million. All common shares repurchased by the Company pursuant to the NCIB have been canceled.

The actual number of shares to be purchased and the timing and pricing of any additional purchases under the NCIB will depend on future market conditions and upon potential alternative uses for cash resources. There is no assurance that any additional shares will be purchased under the NCIB and the Company may elect to modify, suspend or discontinue the program at any time without prior notice.

DIRECTORS AND EXECUTIVE OFFICERS
As at the date hereof, the Company currently has a Board comprised of eight persons. Pursuant to a special resolution of shareholders, the directors are authorized from time to time to increase the size of the Board and to fix the number of directors, up to the maximum of 15 persons, as currently provided under the articles of the Company, without the prior consent of the shareholders.
The Board has determined that each member of the Board except Mr. Chen is “independent” under the NASDAQ rules and applicable securities law requirements.

At the Company’s last annual and special meeting of shareholders held on June 23, 2015, Claudia Kotchka did not stand for re-election to the Board. On June 23, 2015, the Company appointed Dr. Laurie Smaldone Alsup, M.D., President and Chief Scientific Officer of PharmApprove, to the Board, and on October 13, 2015, appointed The Honourable Wayne G. Wouters, PC, to the Board.
The Company also made the following executive officer appointment during fiscal 2016: Carl Wiese as President of Global Sales of the Company.
The following table sets forth the name, province or state, and country of residence of each director and executive officer of the Company and their respective positions and offices held with the Company and their principal occupations during the last five years. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.

Name and Residence	Current Position with Company	Principal Occupation During the Last Five Years (other than Current Position with Company)
John S. Chen California, USA	Chief Executive Officer; Executive Chair/Director (since 2013)	Chief Executive Officer, President and Chairman, Sybase Inc. (1998 to 2012)
Michael Daniels(1) Virginia, USA	Director (since 2014)	Chairman, Logistics Management Institute (2011 to present); Chairman, Invincea Inc. (2011 to present); and Chairman, Globallogic (2007 to 2013)
Timothy Dattels(2) California, USA	Director (since 2012)	Senior Partner, TPG Capital LP (currently and since prior to 2011)
Richard Lynch(1) Pennsylvania, USA	Director (since 2013)	President, FB Associates, LLC (currently); Executive Vice President, Strategic Technology Initiatives, Verizon Communications Inc. (2010 to 2011)
Laurie Smaldone Alsup(2) New Jersey, USA	Director (since June 2015)	Chief Operating Officer and Chief Scientific Officer, NDA Group AB (since March 2016); President and Chief Scientific Officer, PharmApprove (August 2011 to March 2016)
Barbara Stymiest, FCPA, FCA(1)(2) Ontario, Canada	Director (since 2007)	Corporate Director (currently); member of the Group Executive, Royal Bank of Canada (2004 to 2011)
V. Prem Watsa(1) Ontario, Canada	Lead Director (since November 2013)(3)	Chief Executive Officer, Fairfax (currently and since 1985)
Wayne Wouters(2) Ontario, Canada	Director (since October 2015)	Strategic and Policy Advisor, McCarthy Tétrault LLP (currently and since May 2015); Clerk of the Privy Council of Canada (2009 to 2014)
Marty Beard California, USA	Chief Operating Officer	Chairman and Chief Executive Officer of LiveOps Inc. (July 2011 to June 2014); President, Sybase 365 (November 2006 to June 2011)
Sandeep Chennakeshu Texas, USA	President, BlackBerry Technology Solutions	President, PMP LLC (2012 to December 2014); Owner, RSI Consulting LLC (2013 to August 2014); Senior Advisor to CEO of Sony Corporation of America (May 2010 to July 2012)
Sai Yuen (Billy) Ho California, USA	Executive Vice President, Enterprise Products and Value Added Solutions	Retired (2013); Senior Vice President & General Manager, Sybase Inc. (2009 to 2012)
Ron Louks North Carolina, USA	President, Devices and Emerging Solutions	Chief Executive Officer, The Open NMS Group Inc. (2013); Chief Executive Officer, Plus 1, LLC (2012 to 2013); Chief Strategy Officer, HTC Corporation (2010 to 2011)

James S. Mackey Pennsylvania, USA	Executive Vice President, Executive Operations	SVP, Corporate Development and Corporate Strategy, Open Text, Inc. (from 2012 to 2013); SVP (and previously, VP), Corporate Development, SAP AG (from 2004 to 2012)
Nita White-Ivy California, USA	Executive Vice President, Human Resources	Chief People Officer, SuccessFactors (an SAP company) (from December 2012 to December 2013); Vice President, Worldwide Human Resources, Sybase, Inc./SAP (from January 1998 to December 2012)
Carl Wiese Texas, USA	President, Global Sales	Senior Vice President, Global Collaboration Sales, Cisco Systems (August 2009 to January 2015)
James Yersh Ontario, Canada	Chief Financial Officer	Senior Vice President and Controller, BlackBerry (2008 to November 2013)
Steve Zipperstein California, USA	Chief Legal Officer & Corporate Secretary	Vice President, General Counsel and Corporate Secretary, Verizon Wireless (2003 to 2011)
Notes:

1	Member of the Compensation, Nomination and Governance Committee (Chair - V. Prem Watsa).

2	Member of the Audit and Risk Management Committee (Chair - Barbara Stymiest).

3
Mr. Watsa first joined the Company as a director in January 2012, but then resigned on August 13, 2013 in connection with the formation of the Special Committee to explore strategic alternatives and rejoined the Company as a director in November 2013. See “General Development of the Business - Fiscal 2014”.

As at February 29, 2016, the above directors and executive officers of the Company beneficially owned, or controlled or directed, directly or indirectly, 1,009,054 common shares of the Company representing approximately 0.19% of the issued and outstanding common shares of the Company. In addition, as of such date, Fairfax and certain of its wholly-owned or controlled subsidiaries beneficially owned approximately 46,724,700 common shares of the Company (the “Fairfax Shares”) representing approximately 8.97% of the issued and outstanding common shares of the Company, or 96,724,700 common shares of the Company representing approximately 16.9% of the issued and outstanding common shares of the Company assuming conversion of all of its Debentures and after giving effect to the conversion. Mr. Watsa, a director of the Company, is the Chairman and Chief Executive Officer of Fairfax and may be deemed under applicable U.S. securities laws to beneficially own the Fairfax Shares by virtue of his position at Fairfax.
The Board has two active standing committees: an Audit and Risk Management Committee and a Compensation Nomination and Governance Committee, the members of which are noted above.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Other than set out below, none of the directors or executive officers is, as at the date of this AIF, or was within 10 years before the date of the AIF, a director or chief executive officer or chief financial officer of any company (including the Company) that:

a)
was subject to an order (as defined in National Instrument 51-102F2 of the Canadian Securities Administrators) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

b)
was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer.

Other than as set out below, none of the directors, executive officers or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company,

a)
is, at the date of this AIF, or has been within 10 years before the date of this AIF, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b)
has, within the 10 years before this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

On November 7, 2006, as a result of the Company failing to file its second quarter financial statements for fiscal 2007 before the statutory filing deadline of October 17, 2006, a management cease trade order (the “MCTO”) was issued by the Ontario Securities Commission (the “OSC”) that applied to certain of the Company’s senior officers and other insiders of the Company at that time, including Ms. Stymiest. The MCTO prohibited trading in the Company’s securities by its senior officers, directors and certain insiders during the time that the MCTO was in effect. The MCTO was revoked on May 23, 2007 after the required securities filings were made by the Company with the OSC.
On July 17, 2009, Luna Innovations Inc. (“Luna”) filed a voluntary petition for relief to reorganize under Chapter 11 of the United States Bankruptcy Code , including a proposed plan of reorganization with the United States Bankruptcy Court for the Western District of Virginia (the “Bankruptcy Court”). On January 12, 2010, the Bankruptcy Court approved the plan and Luna emerged from bankruptcy on that date. Mr. Daniels was a member of the board of Luna from June 2007 until his resignation on July 16, 2009.
On November 21, 2013, TranSwitch Corporation (“TranSwitch”) filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Connecticut.  Mr. Lynch was a member of the board of directors of TranSwitch from November 2010 and the chairman of the board from July 2012, until termination of the board on the date of the bankruptcy filing when a trustee was appointed.
On December 28, 2015, Kalobios Pharmaceuticals, Inc. (“Kalobios”) filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Dr. Smaldone Alsup was a member of the board of directors of Kalobios from October 2013 until her resignation on November 19, 2015.
Conflicts of Interest
There is no existing or, to the Company’s knowledge, potential material conflict of interest between the Company or a subsidiary of the Company and any director or officer of the Company or a subsidiary of the Company. See also “Interest of Management and Others in Material Transactions” in this AIF.
AUDIT AND RISK MANAGEMENT COMMITTEE
The Audit and Risk Management Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance and risk management functions of the Company and its subsidiaries. It is the objective of the Audit and Risk Management Committee to maintain free and open means of communications among the Board, the independent auditors and the financial and senior management of the Company. The full text of the Audit and Risk Management Committee’s Charter is included as Appendix A to this AIF.
Applicable securities laws require that, subject to certain exceptions, all members of the Audit and Risk Management Committee be “independent” under Sections 1.4 and 1.5 of National Instrument 52-110 of the Canadian Securities Administrators - Audit Committees and the rules and regulations of NASDAQ, and “financially literate”, meaning that the committee member has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those issues reasonably expected to be raised by the Company’s financial statements. Ms. Stymiest (Chair), Mr. Dattels, Dr. Smaldone Alsup and Mr. Wouters are the members of the Audit and Risk Management Committee, and each is an independent director of the Company and financially literate, based on his or her education and experience as described below. The Audit and Risk Management Committee has also developed, in conjunction with the Company’s Chief Financial Officer and other accounting personnel and representatives of the Company’s external auditors, an orientation and continuing education program that will provide the new members of the Audit and Risk Management Committee with additional information and understanding about the accounting and financial presentation issues underlying the Company’s financial statements.
The members of the Audit and Risk Management Committee bring significant skill and experience to their responsibilities including professional experience in accounting, business, management and governance, and finance. The specific education and experience of each member that is relevant to the performance of his or her responsibilities as such member of the Audit and Risk Management Committee are set out below:
Barbara Stymiest, FCPA, FCA (Chair) – Ms. Stymiest has an HBA from the Richard Ivey School of Business, University of Western Ontario and an FCA from the Chartered Professional Accountants of Ontario. From 2004 to 2011, Ms. Stymiest held various senior management positions in the Royal Bank of Canada and served as a member of the Group Executive responsible for the overall strategic direction of the company. Prior to this, Ms. Stymiest held positions as Chief Executive Officer at TMX Group Inc., Executive Vice-President & CFO at BMO Capital Markets and Partner of Ernst & Young LLP. Ms. Stymiest is currently a Director of George Weston Limited, Sun Life Financial Inc., University Health Network and the Canadian Institute for Advanced Research.
Timothy Dattels – Mr. Dattels has an MBA from Harvard Business School and is a Senior Partner of TPG Capital. Prior to joining TPG, Mr. Dattels served as a partner and Managing Director of Goldman Sachs and was head of Investment Banking for all Asian countries other than Japan. Through these roles, Mr. Dattels has gained extensive experience with financial analysis, financial advisory, analytics for mergers and acquisitions, public valuations, and financial valuation.
Dr. Laurie Smaldone Alsup – Dr. Smaldone Alsup has an MD from Yale University, where she completed her residency in Internal Medicine and fellowship in Medical Oncology. She is Chief Operating Officer and Chief Scientific Officer of NDA Group AB (which recently merged with PharmApprove where Dr. Smaldone Alsup was President and Chief Scientific Officer), a leading drug development consulting company. She previously served in clinical and regulatory roles of increasing responsibility and scope while at Bristol Myers Squibb, including Senior Vice President of Global Regulatory Science. In addition, she served as CEO of Phytomedics, an early stage biopharmaceutical company focused on arthritis and inflammation. Dr. Smaldone Alsup has extensive risk management and executive leadership experience.
The Hon. Wayne Wouters – Mr. Wouters has a BComm (Honours) from the University of Saskatchewan and an MA in economics from Queen’s University. From 2009 to 2014, Mr. Wouters was the Clerk of the Privy Council of Canada and held the roles of Deputy Minister to the Prime Minister, Secretary to the Cabinet and Head of the Public Service. Prior to his tenure as Clerk, Mr. Wouters was Secretary of the Treasury Board of Canada and served in deputy ministerial and other senior positions in the Canadian public service. He is currently Strategic and Policy Advisor to McCarthy Tétrault LLP and serves as a member of the Board of Trustees of United Way Worldwide. Mr. Wouters has extensive experience with economic policy and international trade matters, which included oversight of multi-billion dollar budgets on behalf of the Government of Canada.
The Board has also determined that Ms. Stymiest is an audit committee financial expert within the meaning of General Instruction B(8)(a) of Form 40-F under the U.S. Securities Exchange Act of 1934, as amended. The SEC has indicated that the designation of a person as an audit committee financial expert does not make such person an “expert” for any purpose, impose any duties, obligations or liability on such person that are greater than those imposed on members of the Audit Committee and the Board who do not carry this designation or affect the duties, obligations or liability of any other member of the audit committee or the Board.
As set out in the Audit and Risk Management Committee’s charter, the committee is responsible for pre-approving all non-audit services to be provided to the Company by its independent external auditor. The Company’s practice requires senior management to report to the Audit and Risk Management Committee any provision of services by the auditors and requires consideration as to whether the provision of the services other than audit services is compatible with maintaining the auditor’s independence. All audit and audit-related services are pre-approved by the Audit and Risk Management Committee.
Audit Fees
The aggregate fees billed by Ernst & Young LLP (“EY”) chartered accountants, the Company’s independent external auditor, for the fiscal years ended February 29, 2016 and February 28, 2015, respectively, for professional services rendered by EY for the audit of the Company’s annual financial statements or services that are normally provided by EY in connection with statutory and regulatory filings or engagements for such fiscal years were $2,567,933 and $3,458,051, respectively.
Audit-Related Fees
The aggregate fees billed by EY for the fiscal years ended February 29, 2016 and February 28, 2015, respectively, for assurance and related services rendered by EY that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above as “Audit Fees” were $13,042 and $33,785, respectively. The fees paid in this category relate to provision of assurance services related to certain contractual compliance clauses, as well as the Company’s corporate social responsibility disclosures.
Tax Fees
The aggregate fees billed by EY for the fiscal years ended February 29, 2016 and February 28, 2015, respectively, for professional services rendered by EY for tax compliance, tax advice, tax planning and other services were $36,180 and $9,432, respectively. Tax services provided included international tax compliance engagements.

All Other Fees
The aggregate fees billed by EY for the fiscal years ended February 29, 2016 and February 28, 2015, respectively, for professional services rendered by EY for acquisition-related due diligence were $422,200 and nil, respectively.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
During the three-year period ending February 29, 2016 and during the current fiscal year up to the date hereof, none of the Company’s directors, executive officers, 10 percent shareholders or any of their associates or affiliates had a material interest, directly or indirectly, in any transaction that has materially affected or is reasonably expected to materially affect the Company, other than Mr. Watsa, the Chairman and Chief Executive Officer, and a significant shareholder, of Fairfax, which participated in the Debenture Financing and continues to hold a significant proportion of the outstanding Debentures. See “General Development of the Business - Fiscal 2014” and “Description of Capital Structure - Convertible Debentures” in this AIF.
TRANSFER AGENTS AND REGISTRARS
The Company’s transfer agent and registrar in Canada is Computershare Investor Services Inc. of Canada at its offices in Toronto, Ontario. The co-transfer agent and registrar for the common shares in the United States is Computershare Trust Company, Inc. at its offices in Denver, Colorado.
MATERIAL CONTRACTS
Other than as noted below, the Company has not entered into any material contracts, on or after January 1, 2002, that are required to be filed pursuant to NI 51-102 of the Canadian Securities Administrators:

•
the Trust Indenture providing for the issuance and conversion of the Debentures, dated as of November 13, 2013, as supplemented by the First Supplemental Indenture dated as of December 12, 2013 and the Second Supplemental Indenture dated as of April 30, 2014, which have been filed on SEDAR, and the terms of which are summarized under “Description of Capital Structure - Convertible Debentures”; and

•
the Agreement and Plan of Merger among BlackBerry Corporation, Good, Greenbrier Merger Corp. and Shareholder Representative Services LLC dated September 4, 2015, providing for the acquisition of Good by the Company for a purchase price of $425 million. The Agreement and Plan of Merger is summarized in the Company’s material change report filed on SEDAR on September 14, 2015, which is incorporated by reference in this AIF.

INTERESTS OF EXPERTS
Ernst & Young LLP, Chartered Professional Accountants, Licensed Public Accountants, is the external auditor who prepared the Independent Auditors’ Report to Shareholders in respect of the audited annual consolidated financial statements of the Company for the year ended February 29, 2016 and the Report to Shareholders of an Independent Registered Public Accounting Firm on the Company’s internal controls over financial reporting. Ernst & Young LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and applicable securities laws.
ADDITIONAL INFORMATION
Additional information related to the Company can be found on SEDAR at www.sedar.com or on the SEC’s website at www.sec.gov. Additional financial information is provided in the Company’s audited consolidated financial statements and the Company’s MD&A for the year ended February 29, 2016, which can be found at www.sedar.com.
Additional information, including directors’ and officers’ remuneration and indebtedness to the Company, principal holders of the securities of the Company and securities authorized for issuance under equity compensation plans, is contained in the Company’s most recent management information circular.

APPENDIX A
CHARTER OF THE AUDIT AND RISK MANAGEMENT COMMITTEE OF THE
BOARD OF DIRECTORS OF BLACKBERRY LIMITED AS ADOPTED BY
THE BOARD ON MARCH 31, 2016

1.	AUTHORITY
The Audit and Risk Management Committee (the “Committee”) of the Board of Directors (the “Board”) of BlackBerry Limited (the “Corporation”) is established pursuant to Section 5.03 of the Corporation’s Amended and Restated By-law No. A3 and Section 158 of the Ontario Business Corporations Act. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board, and shall serve until the earlier of (i) the death of the member; or (ii) the resignation, disqualification or removal of the member from the Committee or from the Board. The Chair of the Committee shall be a member of the Committee designated by the Board, provided that if the Board does not so designate a Chair, the members of the Committee, by majority vote, may designate a Chair. The duties of the Chair are included in Annex A.
The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee who would have been entitled to vote on such decision or determination at a meeting of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
2.PURPOSE OF THE COMMITTEE
The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries as well as with respect to the oversight of enterprise risk management, including risk compliance, the risk performance and audit function, and the controls, processes and policies used by management to effectively manage the Corporation’s risks. It is the objective of the Committee to maintain free and open means of communication among the Board, the independent auditors and the financial and senior management of the Corporation.
3.COMPOSITION OF THE COMMITTEE
Each member of the Committee shall be an “independent” director within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), the rules of the Nasdaq Stock Market (“Nasdaq”) and National Instrument 52-110 “Audit Committees” of the securities regulators in Canada, and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee.
All members of the Committee shall be financially literate at the time of their election to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by the Corporation’s financial statements. At least one member of the Committee shall be an “audit committee financial expert” with the meaning of Section 407 of Sarbanes-Oxley and the rules promulgated thereunder by the SEC. Members of the Committee may not serve, in the aggregate, on more than 3 audit committees of public companies, unless the Board has determined that such service will not impair the member’s ability to serve on the Committee.
Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm. At least annually, the Committee shall review its performance and the contribution of each of its members. This review will be completed on a confidential basis in conjunction with the annual Board performance review process.
4.MEETINGS OF THE COMMITTEE
The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Chair or any member of the Committee may call meetings of the Committee by notifying the Corporate Secretary of the Corporation. Notice of meetings may be done through any efficient communication medium (i.e. email, facsimile, mail, etc.) provided the notification is capable of being received at least twenty-four (24) hours in advance of the meeting. Each member of the Committee shall be responsible for providing up-to-date contact information to the Corporate Secretary to ensure efficient and timely communication. All independent directors may attend Committee meetings, provided that directors who are not members of the Committee shall not be entitled to vote, nor shall their attendance be counted as part of the quorum of the Committee.
As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation’s independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Committee will have unrestricted access to management and employees of the Corporation in order to carry out its duties and responsibilities. In addition, the Committee should meet or confer with the independent auditors and management to review the Corporation’s financial statements, MD&A, annual and interim earnings press releases and related filings prior to their public release and filing with the Ontario Securities Commission (“OSC”), the SEC or any other regulatory body. The Chair should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.
Minutes of the Committee will be recorded and maintained by the Corporate Secretary and presented to the Committee at the next Committee meeting for approval. The Corporate Secretary, or his/her designate as approved by the Committee Chair, shall act as secretary for the meetings. For in camera sessions of the Committee without management present, minutes will be recorded and maintained by the Chair of the Committee or his/her designate. Each member of the Board will have access to the minutes of the Committee’s meetings, regardless of whether he or she is a member of the Committee, and the Chair shall report to the Board at its next meeting on the activities, findings and recommendations of the Committee following each meeting. Minutes relating to in camera sessions may be provided to Board members with the consent of the Chair.
5.DUTIES AND RESPONSIBILITIES OF THE COMMITTEE
The Committee is responsible for the oversight of the Corporation’s accounting, financial reporting and risk management processes, including (i) the Corporation’s internal controls, and the nomination and appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the work of the Corporation’s independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, (ii) the oversight of enterprise risk management activities, and (iii) oversight of the Corporation’s Risk Performance and Audit Group (“RPA Group”) as more particularly detailed below. The independent auditors and the RPA Group, through the leader of the RPA Group or his/her designee must report and otherwise communicate directly to the Committee and are accountable to the Committee. The Committee’s oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditors regarding financial reporting as well as oversight of the annual audit plan of the RPA Group. The Committee shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management within the meaning of applicable law.
While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:
Selection and Evaluation of External Auditors

(1)	Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

(2)	Review and approve the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein;

(3)
Review the performance of the Corporation’s independent auditors, including the lead partner, discuss the timing and process for implementing the rotation of the lead partner, and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

(4)	Oversee the independence of the Corporation’s independent auditors by, among other things:

(i)	requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation;

(ii)	reviewing and approving hiring policies concerning partners, employees and former partners and employees of the present and former independent auditors; and

(iii)
actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and taking appropriate action to satisfy itself of the auditors’ independence;

(5)	Instruct the Corporation’s independent auditors that:

(i)	they are ultimately accountable to the Committee;

(ii)	they must report directly to the Committee; and

(iii)	the Committee is responsible for the appointment (subject to Board and shareholder approval), compensation, retention, evaluation and oversight of the Corporation’s independent auditors;

(6)	Review and pre-approve all audit and permitted non-audit services to be provided by the independent auditors to the Corporation, including tax services;
Oversight of Annual Audit and Quarterly Reviews

(1)
Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

(2)
Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work;

(3)	Review the results of the year-end audit of the Corporation, including (as applicable):

(i)
the audit reports on the Corporation’s financial statements and management’s assessment of internal control over financial reporting, the published financial statements, the management representation letter, the “Memorandum Regarding Ac-counting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, any other pertinent reports and management’s responses concerning such memorandum;

(ii)
the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

(iii)	the selection and application of the Corporation’s critical accounting policies;

(iv)	the methods used to account for significant unusual transactions;

(v)	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

(vi)	management’s process for formulating sensitive accounting estimates and the reasonableness of these estimates;

(vii)	significant recorded and unrecorded audit adjustments;

(viii)	any material accounting issues among management, the RPA Group (as defined above) and the independent auditors; and

(ix)	other matters required to be communicated to the Committee under applicable auditing standards by the independent auditors;

(4)	Review the Corporation’s interim financial statements and quarterly earnings press releases and report thereon to the Board before such documents are approved by the Board and disclosed to the public;

(5)
Review with management and the Corporation’s independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any year-end or quarterly filings with the SEC, the OSC or other regulatory body;

Oversight of Risk Management

(1)
Require the members of the Corporation’s senior leadership team to identify and review with the Committee a portfolio view of the major areas of risk facing the Corporation and management’s strategies to manage those risks;

(2)	At least annually, review management’s risk appetite and evaluate the extent to which the Corporation’s risk profile and business planning are aligned with the risk appetite;

(3)
At least annually, review in light of the risk appetite, the Corporation’s enterprise risk management processes, including key policies and procedures for the effective identification, assessment, reporting, monitoring and control of the Corporation’s principal risks and the Corporation’s compliance with such policies and procedures;

(4)
Require, at least quarterly, management to update the Committee on any material or noteworthy changes relating to (1)-(3), immediately above, and the activities of the Corporation’s Risk Management and Compliance Council;

(5)	Consult periodically with the Compensation, Nomination and Governance Committee on risk management matters within its purview;

(6)	Encourage an open and constructive risk dialogue between the Board and management on areas relating to risk management, and seek assurances from management on the effectiveness of risk management practices and controls;

(7)	Consider emerging industry and regulatory risk management issues and the possible impact on the Corporation;
Oversight of the RPA Group and Quarterly Reviews

(1)
Review the Committee’s level of involvement and interaction with the Corporation’s RPA Group, including the Committee’s line of authority and role in appointing and compensating employees in the RPA Group;

(2)	Review and advise on the appointment, replacement, reassignment, or dismissal of the leader of the RPA Group;

(3)	Review the resources, performance, effectiveness, degree of independence and objectivity of the RPA Group and the adequacy of its audit process, and approve changes to its charter;

(4)
Review RPA Group reports, as well as management’s response to such reports, and review and approve the annual audit plan of the RPA Group, including the proposed audit universe, priorities, staffing, and, on a quarterly basis, the status of the audit plan and the then current assessment and management of risk;

(5)
Review the effectiveness of the RPA Group’s methodology relating to its assessment of risks to the Corporation, including the factors considered and the relative weighting of such factors, and consider changes in management’s assessment of risks;

(6)
Review with management the progress and results of all RPA Group projects, approve procedures for implementing accepted recommendations, and, when deemed necessary or appropriate by the Committee, direct the Corporation’s Chief Executive Officer to assign additional audit projects to the leader of the RPA Group;

(7)
Meet privately with the leader of the RPA Group to discuss any areas of concern, and to confirm that (i) significant issues, including any material disagreements with the senior leadership team, are brought to the Committee’s attention, (ii) the principal risks of the Corporation’s business have been identified by management and appropriate policies and systems have been implemented to manage such risks, and (iii) the integrity of the Company’s internal control and management information systems are satisfactory;

Oversight of Financial Reporting Process and Internal Controls

(1)
Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation;

(2)
Review with management the Corporation’s administrative, operational and accounting internal controls and internal control over financial reporting, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

(3)	Review with management and the independent auditors any reportable conditions and material weaknesses affecting the Corporation’s internal control and financial reporting;

(4)
Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Chartered Professional Accountants Canada, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the SEC, the OSC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

(5)	Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the RPA Group and management;
Other Matters

(1)
In addition to meeting regularly with the general counsel, meet as needed with outside counsel to review legal and regulatory matters, including inquiries from governmental and regulatory authorities and any matters that may have a material impact on the financial statements of the Corporation;

(2)
Review the Corporation’s policies relating to the avoidance of conflicts of interest and review and approve related party transactions as required by the Corporation’s Code of Business Standards and Principles and applicable laws and listing rules, as well as policies and procedures with respect to officers’ expense accounts and perquisites. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

(3)
Oversee, review, and periodically update the Corporation’s Code of Business Standards and Principles and the Corporation’s system to monitor compliance with and enforcement of the Code of Business Standards and Principles;

(4)	Review and approve capital and operating expenditure limits on an annual basis and review and approval of any exceptions to such limits proposed by the Corporation from time to time;

(5)	Oversee areas under the responsibility of management, including the examination of securities trading by insiders;

(6)	Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose;

(7)
Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and

(8)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.
With respect to the exercise of its duties and responsibilities, the Committee should:

(1)	exercise reasonable diligence in gathering and considering all material information;

(2)	remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions;

(3)	understand and weigh alternative courses of conduct that may be available;

(4)	focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

(5)
if the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

(6)	provide management, the Corporation’s independent auditors and the RPA Group with appropriate opportunities to meet privately with the Committee.
Nothing in this Charter is intended, or should be determined, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject at law. The essence of the Committee’s responsibilities is to monitor and review the activities described in this Charter to gain reasonable assurance, but not to ensure, that such activities are being conducted properly and effectively by the Corporation.
6.FUNDING
The Committee’s effectiveness may be compromised if it is dependent on management’s discretion to compensate the independent auditors or the advisors employed by the Committee. Consequently, the Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (1) to any independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (2) to any independent counsel or other advisors employed by the Committee.
7.DISCLOSURE AND REVIEW OF CHARTER
The Charter shall be (1) published in the Corporation’s annual report, information circular or annual information form, as required by law, and (2) be posted in an up-to-date format on the Corporation’s web site. The Committee should review and reassess annually the adequacy of this Charter.
* * *
While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to ensure that the Corporation complies with all laws and regulations.

ANNEX A
(Duties and Responsibilities of the Chair)

In addition to the duties and responsibilities set out in the Board of Directors Mandate and this Charter, the Chair will:

1.	Provide overall leadership to enhance the effectiveness of the Committee, including:

a.	Recommend and oversee the appropriate structure, composition, membership, and activities delegated to the Committee;

b.	Chair all meetings of the Committee at which the Chair is in attendance and manage the meeting agenda so that appropriate time and consideration can be given to the agenda items;

c.
Lead discussions, foster candor among meeting participants and encourage Committee members to ask questions of senior management, its advisors and advisors of the Committee, and express viewpoints during meetings;

d.
Schedule and set the agenda for Committee meetings with input from other Committee members, the Committee’s advisors, the Executive Chair and the Lead Director of the Board of Directors, the CEO, the Corporate Secretary and senior management as appropriate and consider, on a proactive basis, emerging matters that should be addressed by the Committee;

e.
Facilitate the timely, accurate and proper flow of information to and from the Committee and, with input from Committee members, maintain an open dialogue with the Corporate Secretary regarding the timeliness, quantity, quality and completeness of information provided by senior management and advisors to the Committee;

f.	Arrange for management, internal personnel, external advisors, and others to attend and present at Committee meetings as appropriate;

g.	Arrange sufficient time during Committee meetings to fully discuss agenda items and, as appropriate, defer matters that require more information or time for discussion to a subsequent meeting;

h.
In cooperation with the Corporate Secretary and/or the Assistant Corporate Secretary, identify, monitor and report back to the Committee on the status of matters requiring action by senior management or the Committee following the meeting with a view to ensuring that matters are acted upon in a timely manner;

i.	Review draft minutes of Committee meetings prior to their presentation to the Committee for approval and ensure that minutes are reviewed and approved by the Committee in accordance with this Charter;

j.	Carry out the responsibilities and duties of the Committee, as outlined in this Charter, and

k.	Review this Charter and duties and responsibilities with Committee members at least annually.

2.	Foster responsible decision-making by the Committee and its individual members.

3.	Provide for in-camera sessions at all scheduled meetings of the Committee without management present and, as appropriate, without the Corporate Secretary present.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Perform such other duties, within the scope of the Committee’s duties and responsibilities, as may be assigned by the Board of Directors.